Exhibit 4.1

Certain personal information has been omitted from this exhibit and is marked [***].

VIS NETWORKS PRIVATE LIMITED

CIN U74900KA2011PTC058197

AND

PROMOTER SHAREHOLDERS (AS SET OUT IN PART A OF SCHEDULE 3) AND

EMPLOYEE SHAREHOLDERS (AS SET OUT IN PART B OF SCHEDULE 3) AND

BRAIIN LIMITED ACN 660 713 093

SHARE SALE AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION		4
	1.1	Definitions	4
	1.2	Interpretation	12
	1.3	Materiality	14

2.	CONDITIONS PRECEDENT		15
	2.1	Conditions	15
	2.2	Benefit of the Conditions	16
	2.3	Best efforts	16
	2.4	Notice	16
	2.5	Termination	16
	2.6	Agreement of no effect	17

3.	TRANSACTION		17
	3.1	Agreement to buy and sell VIS Shares	17
	3.2	Associated Rights	17
	3.3	Waiver of pre-emption	17
	3.4	Title and Risk	17

4.	CONSIDERATION		17
	4.1	Consideration	17
	4.2	Payment of consideration	18
	4.3	Payments in Cleared Funds	18

5.	CONDUCT BEFORE SETTLEMENT		18
	5.1	Conduct of Company Group’s Business	18
	5.2	Permitted Acts	19
	5.3	Access	19

6.	SETTLEMENT		20
	6.1	Time and Location of Settlement	20
	6.2	Conditions of Settlement	21

7.	REPRESENTATIONS AND WARRANTIES BY VIS		24
	7.1	Representations and Warranties	24
	7.2	Independent Warranties	24
	7.3	Reliance	24
	7.4	Indemnity by VIS	25
	7.5	Tax indemnity	25
	7.6	Notification of Warranty Breaches	26
	7.7	Undertaking not to make Claims	26
	7.8	Indemnity by Braiin	26
	7.9	Indemnification Mechanism	27

8.	QUALIFICATIONS AND LIMITATIONS ON CLAIMS		27
	8.1	Disclosure	27
	8.2	Meaning of Shareholders’ and VIS Networks’ Knowledge	27
	8.3	Maximum liability	28
	8.4	Qualifications to the VIS Warranties	28
	8.5	Limitation Periods	28
	8.6	Consequential Loss	28
	8.7	No representation or implied warranty	28
	8.8	Other limits on Claims	29
	8.9	Notice of potential Claim	30
	8.10	Conduct of Third Party Claims	31

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	8.11	Reimbursement if subsequent recovery from third parties	32
	8.12	Mitigation of losses	32
	8.13	Purchaser acknowledgements	33
	8.14	No double recovery	33
	8.15	Independent limitations	33
	8.16	Approvals	33
	8.17	Purchaser benefits	33
	8.18	Remedies	34
	8.19	Fraud	34

9.	WARRANTIES BY BRAIIN		34
	9.1	Purchaser Warranties	34
	9.2	Independent Warranties	34
	9.3	Reliance	34

10.	CONDUCT AFTER SETTLEMENT		34
	10.1	Records	34
	10.2	Restriction on Transfer	35
	10.3	Promoter Shareholder Rights	35

11.	CONFIDENTIALITY		36
	11.1	Terms to remain confidential	36
	11.2	Disclosure of Information	37
	11.3	Restrictions on Confidential Information	37
	11.4	Public announcements	37
	11.5	Obligations continuing	37

12.	NOTICES AND OTHER COMMUNICATIONS		37
	12.1	Service of notices	37
	12.2	Address of Parties	38
	12.3	Electronic Communications	38
	12.4	Effective on receipt	38

13.	DISPUTE RESOLUTION		39
	13.1	Notice of Dispute	39
	13.2	Failure to resolve dispute	39
	13.3	Appointment of mediator	39
	13.4	Referral to Arbitration	39
	13.5	Injunctive declaratory or other interlocutory relief	39

14.	EXCLUSIVITY		39
	14.1	Restrictions	39
	14.2	Extension	40

15.	GENERAL		40
	15.1	Further Acts	40
	15.2	Costs	40
	15.3	Amendment	40
	15.4	Assignment	40
	15.5	Severability	40
	15.6	Consents	40
	15.7	Waivers	41
	15.8	No merger	41
	15.9	Indemnities	41
	15.10	Entire Agreement	41
	15.11	Shareholders and VIS Representative:	41
	15.12	No Representation or Reliance	42
	15.13	Counterparts	42
	15.14	No Partnership or Agency	42

16.	GOVERNING LAW AND JURISDICTION		42
	16.1	Jurisdiction	42
	16.2	Governing Law	42

SCHEDULE 1 – VIS WARRANTIES	43
SCHEDULE 2 – PURCHASER WARRANTIES
SCHEDULE 3 – PROMOTER SHAREHOLDERS AND EMPLOYEE SHAREHOLDERS
SCHEDULE 4 - ACCOUNTS
SCHEDULE 5 - LIST OF ASSETS
SCHEDULE 6 – SHAREHOLDING PATTERN
SCHEDULE 7 - LIST OF CONTRACTS
ANNEX A - SUBSIDIARIES OF VIS NETWORKS
ANNEX B - DATA ROOM
ANNEX C - DETAILS OF DESIGNATED BANK ACCOUNTS
ANNEX D - DETAILS OF KEY EMPLOYEES OF VIS NETWORKS

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THIS SHARE SALE AGREEMENT (Agreement) is made on the 11th day of February, 2026 by and amongst:

VIS NETWORKS PRIVATE LIMITED a private limited company incorporated under the provisions of the Indian Companies Act, 1956 with corporate identification number U74900KA2011PTC058197 and having its registered office at No.94, 4th Cross, 2nd Block, Koramangala, Bangalore – 560034, (VIS Networks);

AND

THE PERSONS LISTED IN PART A of SCHEDULE 3, hereinafter collectively referred to as the PromoterShareholders and individually as a PromoterShareholder;

AND

THE PERSONS LISTED IN PART B of SCHEDULE 3,hereinafter collectively referred to as the EmployeeShareholders and individually as an EmployeeShareholder;

AND

BRAIIN LIMITED, a company incorporated under the laws of Australia withACN 660 713 093 and having its address at 283 Rokeby Road, Subiaco WA 6008 (Braiin).

The Promoter Shareholders and the Employee Shareholders shall hereinafter be referred to individually as a Shareholder and collectively as the Shareholders.

VIS Networks, the Shareholders and Braiin shall hereinafter be referred to individually as a Party and collectively as the Parties.

R E C I TA LS

A. The Shareholders are the legal and beneficial owners of the VIS Shares (as defined below). The shareholding pattern of VIS Networks as on the Execution Date is set out in Part A of Schedule 6.

B. The Shareholders have agreed to sell and Braiin has agreed to purchase the VIS Shares pursuant to the terms of this Agreement.

C. Following the acquisition of the VIS Shares, VIS Networks will become a wholly owned subsidiary of Braiin.

NOW THEREFORE, IN CONSIDERATION OF THE FOREGOING AND MUTUAL COVENANTS AND AGREEMENTS SET FORTH HEREIN AND THE RELATED DOCUMENTATION AND OTHER CONSIDERATION, THE SUFFICIENCY AND ADEQUACY WHEREOF IS HEREBY ACKNOWLEDGED, AND INTENDING TO BE LEGALLY BOUND, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Accounting Standards means the Indian Generally Accepted Accounting Principles (GAAP) comprising of the Companies (Accounts) Rules, 2014, as amended, together with any pronouncements issued under Applicable Law thereon from time to time, or any other accounting principles that may be prescribed under Applicable Law from time to time.

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Accounts means in respect of the Company Group, the consolidated audited balance sheet as at the Accounts Date and the audited profit and loss account for the year ending on the Accounts Date, true copy of which is set out in Schedule 4.

Accounts Date means 31 March 2025.

Acquisition means, collectively, the First Settlement, Second Settlement and Third Settlement.

Affiliates means (in relation to a Party):

(a) other than a natural person, any other person that, either directly or indirectly through one or more intermediate persons, Controls, is Controlled by or is under the common Control of such person; and

(b) in the case of any person that is a natural person, any other person who is a Relative of that person.

AICPA means The American Institute of Certified Public Accountants.

Applicable Law includes any statutes, enactments, by-laws, directives, regulations, ordinances, rules, judgments, notifications, rules of common law, order, decree, award, decree, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation, policy or administration by, any Governmental Authority having jurisdiction over the matter in question, in each case, having the force of law.

Authorisation means any permit, approval, authorisation, consent, exemption, filing, licence, registration, or waiver, however described and any renewal or variation to any of them.

Business means the business of consulting, designing, supplying, implementing and maintaining products and solutions across the following domains: (a) network and security, including end-to-end infrastructure, cybersecurity and connectivity solutions; (b) audio-visual (AV), including integrated AV systems for corporate, educational and commercial environments; and (c) collaboration and contact center, including unified communication and customer engagement platforms for seamless collaboration; together with the provision of custom software development services and all related or incidental activities from initial concept through ongoing support.

Business Day means a day that is not a Saturday, Sunday or public holiday in Perth, Western Australia and, or Bangalore, India.

Charter Documents mean: (i) the memorandum of association and articles of association of the Company; and (ii) the charter documents and, or bylaws of the Subsidiaries.

Claim means in relation to any person, a claim, action or proceeding, judgment, criminal prosecution, arbitration, litigation, penalty or fine.

Claim Notice has the meaning given to that term in clause 8.9.

Company Group means VIS Networks and the indirect or direct subsidiaries of VIS Networks entities set out in Annex A (Subsidiaries), to the extent owned or Controlled, directly or indirectly, by VIS Networks.

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Company Group Member means an entity within the Company Group.

Conditions means the conditions precedent set out in clause 2.1.

Confidential Information with respect to the Company Group and the Shareholders means: (a) any information concerning their Business, Intellectual Property Rights, know-how, finance, transactions or affairs, technology, trade secrets, or any of their respective subsidiaries, shareholders, Affiliates, partners, directors, officers or employees, clients, suppliers, specifications, drawings, inventions, ideas, records, reports, software; and, or (b) other information or material prepared that contains or otherwise reflects or is generated from, Confidential Information, in each case whether in writing or otherwise.

Consequential Loss means any loss or damage which would not be fairly and reasonably considered as arising naturally (that is, according to the usual course of things) from the breach including loss of profits, loss of business opportunity and economic loss.

Consideration has the meaning given in clause 4.1.

Control in respect of a person, means: (a) the beneficial ownership of, whether directly or indirectly, more than 50% (fifty percent) of that person; (b) the right or power to exercise or cause or control the exercise of, whether directly or indirectly, acting alone or together with another person, more than 50% (fifty percent) of the total voting rights of that person; and, or (c) the right or power, whether directly or indirectly, acting alone or together with another person, by contract or otherwise, to direct or cause the direction of the policies, decisions or management of that person or exercise significant influence on the management or policies of such person or appoint a majority of the directors, executive officers or other similar applicable governing body of such person, whether obtained directly or indirectly, and whether obtained by ownership of share capital, voting arrangements, possession of voting rights, through contract or otherwise, and the correlated terms “Controlling”, “Controlled by” and “under thecommonControlof” shall be construed accordingly.

Companies Act means the (Indian) Companies Act 2013, and any rules, regulations, notifications, circulars and clarifications made thereunder.

Data Room means the on-line data room operated by the Company Group at https://1drv.ms/f/c/827728c36e064cfb/IgCyAjftwF5YR6MTKcWP8IFnAbjgNbmE7 SsJGL8hc6aGyK0, which relates to the Business and the Company Group as on the Execution Date, an index of which is set out in Annex B.

Designated Bank Account means the details of bank accounts of each Shareholder set out in Annex C.

Due Diligence Materials means all information and documents contained in an indexed Data Room provided to Braiin or its Representatives as on the Execution Date.

Duty means any stamp duty, transaction or registration fees or similar charge imposed by any Governmental Authority and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them but excludes any Tax.

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Encumbrance means any encumbrance, mortgage, pledge, charge, lien, assignment, hypothecation, security interest, title retention, preferential right or trust arrangement and any other security or agreement of any kind given or created and including any possessory lien in the ordinary course of business whether arising by operation of law or by contract.

End Date means 10 Business Days from the First Settlement, by when Braiin must have admitted its securities for trading on NASDAQ or NYSE, unless mutually agreed to be extended by the Parties, in writing.

Event of Insolvency means the occurrence of any of the following events in relation to a Person:

(a) commencement of voluntary proceeding under any applicable bankruptcy, insolvency, winding up or other similar Applicable Law by or in respect of such person;

(b) a receiver, liquidator, insolvency resolution professional, or similar officer is appointed in respect of any person;

(c) any application has been admitted by a court or a tribunal for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purposes of:

(i) appointing a person referred to in paragraphs (b);

(ii) winding up a corporation; or

(iii) proposing or implementing a scheme of arrangement;

(d) a moratorium of any debts of a person, or an official assignment, or a composition, or an arrangement (formal or informal) with a person’s creditors, or any similar proceeding or arrangement by which the assets of a person are subjected conditionally or unconditionally to the control of that person’s creditors or a trustee, is ordered, declared, or agreed to; or

(e) a person becomes, or admits in writing that it is, is declared to be, or is deemed under any Applicable Law to be, insolvent or unable to pay its debts.

Execution Date means the date of execution of this Agreement.

Fairly Disclosed has the meaning set out in clause 8.1(b).

Financial Debt means borrowings or other indebtedness of the Company Group under any bank facility, overdraft, bond, note or debenture.

First Settlement means the consummation of the sale and purchase of the First Settlement Shares in accordance with the terms of this Agreement, pursuant to which the shareholding pattern of VIS Networks will be as set out in Part B of Schedule 6.

First Settlement Cash Consideration means USD$12,000,000.00.

First Settlement Date means that date which is 1 Business Day after the satisfaction or waiver of the last of the Conditions (or such other date as is agreed between the Parties).

First Settlement Shares has the meaning set out in clause 4.2(a).

Governmental Authority means a government or government department, a governmental or semi-governmental or judicial person (whether autonomous or not) charged with the administration of any Applicable Law.

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GST means the goods and services tax.

GST Act means the Central Goods and Services Tax Act, 2017 (CGST Act) and the State Goods and Services Tax Act, 2017 (SGST Act) and corresponding provisions of the Integrated Goods and Services Tax Act, 2017 (IGST Act).

Immediately Available Funds means electronic means of transfer of immediately cleared funds.

Intellectual Property Rights means:

(a) the business names or trademarks owned or used at Execution Date by the Company Group;

(b) the Confidential Information owned or used on the Execution Date by the Company Group;

(c) the patents, patent applications, registered designs, unregistered designs, copyright and all other similar rights owned or used on the Execution Date by the Company Group

Long Stop Date means 28 February 2026, unless mutually agreed to be extended by the Parties, in writing.

Loss means all actual and direct losses, liabilities, damages, costs, charges and expenses and includes Taxes, Duties and Tax Costsbut excludes Consequential Loss.

Material Adverse Effect means:

(a) when used in a Warranty in relation to a Company Group Member a material adverse effect on the financial position of the Company Group Member when compared to what the financial position would be if the Warranty were true which is material according to the principles set out in clause 1.3; and

(b) when used in all other cases in relation to a Company Group Member a material adverse effect on the financial position of the Company Group Member which is material according to the principles set out in clause 1.3, but does not include:

(c) any matter, event or circumstance arising from changes in economic, business or public health conditions which impact any of the entity in the Company Group and their competitors in a similar manner;

(d) any matter, event or circumstance Fairly Disclosed in the Due Diligence Materials;

(e) any change in taxation rates or Applicable Law, which impact Company Group Member and their competitors in a similar manner;

(f) any change occurring as a result of any act of god, pandemic, landslide, earthquake, fire, flood, or any other effect of the elements;

(g) any change in accounting policy required by Applicable Law; or

(h) any change occurring directly or indirectly as a result of any matter, event or circumstance required by this Agreement or the transactions contemplated by it.

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NASDAQ means the Nasdaq stock exchange, operated in America.

NYSE means the New York Stock Exchange, operated in America.

Officer has the meaning set out in clause 7.7.

Permitted Encumbrance means:

(a) a charge or lien that arises by operation of statute or other law, in the course of ordinary business, where the amount secured is not overdue or is being diligently contested in good faith and appropriately provisioned;

(b) any mechanic’s, workmen’s or other like lien arising in the ordinary course of business, where the amount secured is not overdue or is being diligently contested in good faith and appropriately provisioned;

(c) any retention of title arrangement undertaken in the ordinary course of day to day trading on arm’s length terms, as long as the obligation it secures is discharged when due or is being diligently contested in good faith and appropriately provisioned; or

(d) an Encumbrance:

(i) existing on the Execution Date that has been Fairly Disclosed to Braiin; or

(ii) that arises after the Execution Date and that Braiin approves before it arises,

where the maximum aggregate amount secured from time to time does not increase, and the time for payment of that amount is not extended beyond the amount and time approved by Braiin.

Prescribed Occurrence means:

(a) any Company Group Member converting all or any of its shares into a larger or smaller number of shares;

(b) any Company Group Member resolving to reduce its share capital in any way;

(c) any Company Group Member:

(i) entering into a buy back agreement; or

(ii) resolving to approve the terms of a buy back agreement;

(d) any Company Group Member making an allotment of, or granting an option to subscribe for, any of its shares or agreeing to make such an allotment or grant such an option;

(e) any Company Group Member issuing, or agreeing to issue, convertible notes;

(f) any Company Group Member disposing, or agreeing to dispose, of the whole, or a substantial part, of its Business or property;

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(g) any Company Group Member charging, agreeing to charge, the whole, or a substantial part, of its Business or property;

(h) any Company Group Member resolving that it be wound up;

(i) the appointment of a provisional liquidator of any Company Group Member;

(j) the making of an order by a court for the winding up of any Company Group Member;

(k) an administrator of any Company Group Member being appointed;

(l) any Company Group Member entering into a scheme of arrangement; or

(m) the appointment of a receiver, or a receiver and manager, in relation to the whole, or a substantial part, of the property of the Company Group.

Purchaser Group means Braiin, together with each Related Party of Braiin.

Purchaser Group Member means each entity within the Purchaser Group.

Purchaser Warranties means the representations and warranties of Braiin set out in Schedule 2 and Purchaser Warranty means any one of them.

Records means all original and copy of records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium and whether coming into existence before, on or after the Execution Date, owned by the Company Group including certificates of registration, minute books, statutory books and registers, books of account, tax returns, title deeds and other documents of title, customer lists, price lists, computer programs and software, and trading and financial records.

Related Party has the meaning given in the Companies Act.

Representative means, in relation to a Party, that Party’s directors, officers, employees, agents or advisers (including without limitation lawyers, accountants, consultants, bankers, financial advisers and any representatives of those advisers).

Revenue means the revenue of the Company Group determined in accordance with Accounting Standards.

Revenue Authority means any Federal, State, Territory or local government authority or instrumentality in respect of Tax.

Second Settlement means the consummation of the sale and purchase of the Second Settlement Shares in accordance with the terms of this Agreement, pursuant to which the shareholding pattern of VIS Networks will be as set out in Part C of Schedule 6.

Second Settlement Cash Consideration means USD$7,200,000.00.

Second Settlement Date means the date which is 12 months after the First Settlement or any such earlier date as agreed in writing between the VIS Representative and Braiin.

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Second Settlement Shares has the meaning set out in clause 4.2(b).

Tax means any tax, levy, cess, surcharge, charge, impost, fee, deduction, compulsory loan, withholding, transaction, or similar charge which is assessed, levied, imposed or collected by any Governmental Authority and includes, but is not limited to, any interest, fine, penalty, charge, fee or any other accounting imposed on, or in respect of any of the above but excludes Duty.

Taxable Supply has the meaning given to it in the GST Act.

Tax Claim means a Claim by Braiin for the breach of a Tax Warranty or under the Tax Indemnity.

Tax Cost means all costs and expenses incurred in:

(a) managing an inquiry; or

(b) conducting any objection, action, defence, or proceeding with the purpose of causing a withdrawal, reduction, postponement, avoidance or compromise of a demand or assessment relating to Tax issued by a Governmental Authority under a Tax Law, in relation to Tax or Duty but does not include the Tax or Duty.

Tax Indemnity means the indemnity given by VIS Networks to Braiin under clause 7.5.

Tax Law means any Applicable Law relating to Tax.

Tax Relief means any refund, credit, offset, relief, allowance, deduction, rebate, recoupment, compensation, Tax loss, right to repayment or other benefit or saving in relation to Tax and includes any amount otherwise payable which reduces, offsets, discharges or satisfies a liability for Tax.

Tax Return means any return relating to Tax including withholding Tax return, tax collection return and any document which must be lodged with a Governmental Authority administering a Tax or which a taxpayer must prepare and retain under a Tax Law (such as an activity statement, amended return, application, schedule or election and any attachment).

Tax Warranties mean the tax warranties set out in paragraph 16 of Schedule 1.

Third Party means a person that is not a Party or an Affiliate of a Party.

Third Party Claim means:

(a) a Claim made by a Third Party against a Company Group Member, Braiin or any Affiliate of Braiin that is reasonably likely to result in a Warranty Claim; or

(b) a Claim a Company Group Member, Braiin or an Affiliate of Braiin is entitled to make against a Third Party based on anything that is reasonably likely to result in a Warranty Claim.

Third Settlement means the consummation of the sale and purchase of the Third Settlement Shares in accordance with the terms of this Agreement, pursuant to which the shareholding pattern of VIS Networks will be as set out in Part D of

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Schedule 6.

Third Settlement Cash Consideration means USD$4,800,000.00.

Third Settlement Date means the date which is 24 months after the First Settlement or any such earlier date as agreed in writing between the VIS Representative and Braiin.

Third Settlement Shares has the meaning set out in clause 4.2(c).

Transaction means the sale and purchase of the VIS Shares as per the terms and conditions set out in this Agreement.

Transfer means to directly or indirectly, transfer, sell, assign, Encumber in any manner, place in trust (voting or otherwise), exchange, gift or transfer by operation of law or in any other way subject to any Encumbrance or dispose of, whether or not voluntarily.

VIS Representative has the meaning given to that term in clause 15.11.

VIS Shares means 40,19,380 equity shares of VIS Networks, constituting 100% of the fully paid-up equity shares of VIS Networks held by the Shareholders.

VIS Warranties means the Warranties set out in Schedule 1 and VIS Warranty means any one of them.

Warranty Claim means a Claim by Braiin against VIS Networks arising as a result of a breach of a VIS Warranty, a Claim under clause 7.4 and any Tax Claim.

1.2	Interpretation

In this Agreement:

(a) headings are for convenience only and do not affect its interpretation;

(b) no provision of this Agreement will be construed adversely to a Party because that Party was responsible for the preparation of this Agreement or that provision;

(c) specifying anything after the words “include” or “for example” or similar expressions does not limit what else is included;

(d) the word “directly” or “indirectly” mean directly or indirectly through one or more intermediary persons or through contractual or other legal arrangements, and “direct or indirect” have the correlative meaning; (e) any reference to “writing” includes printing, typing, lithography, and other means of reproducing words in permanent visible form, including in electronic form;

(f) the expression “in agreed form” shall mean in such form and substance as agreed in writing between the Parties;

(g) the expressions “hereof”, “herein” and similar expressions shall be construed as references to this Agreement as a whole and not limited to the particular Clause or provision in which the relevant expression appears;
and, unless the context otherwise requires:

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(h) an obligation or liability assumed by, or a right conferred on, two or more Parties binds or benefits all of them jointly and each of them severally;

(i) the expression person includes an individual, the estate of an individual, a corporation, body corporate, firm, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership, limited liability partnership, a trust or other entity (whether or not having separate legal personality);

(j) a reference to any Party includes that Party’s executors, administrators, successors, permitted assigns, heirs, legal representatives, as may be applicable, including any person taking by way of novation;

(k) a reference to a body, other than a Party to this Agreement whether statutory or not:

(i) which ceases to exist; or

(ii) whose powers or functions are transferred to another body;

is a reference to the body which replaces it or substantially succeed its powers or functions;

(l) a reference to any document (including this Agreement) is to that document as varied, novated, amended, ratified or replaced from time to time;

(m) a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(n) words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(o) references to parties, recitals, clauses, schedules, exhibits or annexures are references to Parties, recitals, clauses, schedules, exhibits and annexures to or of this Agreement and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

(p) where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(q) a reference to time is to time as observed in Bangalore, India;

(r) if a period of time is specified and dates from a given day or the day of an event, it is to be calculated exclusive of that day;

(s) a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(t) if an act prescribed under this Agreement to be done by a Party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

(u) where an action is required to be undertaken on a day that is not a Business Day it shall be undertaken on the next Business Day;

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(v) a reference to a payment is to a payment by bank cheque or such other form of cleared funds the recipient otherwise allows in the relevant lawful currency specified;

(w) a reference to $ or dollar is to the lawful currency of the Commonwealth of Australia, a reference to ₹ or INR or rupee is to the lawful currency of the Republic of India and a reference to USD$ is to the lawful currency of the United States of America;

(x) time is of the essence in the performance of the Parties’ respective obligations, if any time period specified herein is extended, such extended time shall also be of the essence;

(y) The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement;

(z) this Agreement shall be construed according to its fair language including for knowledge which shall include actual and constructive knowledge; and

(aa) a reference to a Party using, or an obligation on a Party to use, reasonable endeavours or its best endeavours does not oblige that Party to:

(i) pay money:

(A) in the form of an inducement or consideration to a Third Party to procure something (other than the payment of immaterial expenses or costs, including costs of advisers, to procure the relevant thing); or

(B) in circumstances that are commercially onerous or unreasonable in the context of this Agreement;

(ii) provide other valuable consideration to or for the benefit of any person; or

(iii) agree to commercially onerous or unreasonable conditions.

1.3	Materiality

Unless the contrary intention appears, a matter will be regarded as “material” if alone or together with a series of similar or related matters, it will, or would be likely to, in any 12-month period:

(a) involve a Claim by or against a Company Group Member exceeding US$1,000,000;

(b) have a financial impact on revenues or expenses of a Company Group Member exceeding:

(i) in the case of any unusual or non-recurring event, US$1,000,000; and

(ii) in the case of any recurrent event, US$100,000;

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(c) have a financial impact on the value of the assets or liabilities of the Company Group Member exceeding US$1,000,000; or

(d) impose an obligation or confer a benefit on a Company Group Member of an amount exceeding US$1,000,000, where the “financial impact” is to be assessed in the case of a Warranty Claim, by reference to the position if the Warranty were true, and in all other cases, is to be assessed by reference to the position set out in the Accounts.

2.	CONDITIONS PRECEDENT

2.1	Conditions

Clauses 3 and 6 of this Agreement are subject to and do not become binding on the Parties unless and until each of the following Conditions are satisfied or waived by the Long Stop Date, subject to clause 2.2:

(a) Braiin has received written notification from the United States Securities and Exchange Commission that its Registration Statement has been approved, and is declared effective and Braiin has received approval from its shareholders to consummate the listing transactions;

(b) completion of financial, legal and technical due diligence by Braiin on the Company Group, to the absolute satisfaction of Braiin;

(c) all entities within the Company Group providing AICPA standard financial audit reports for each of the entities for the financial years ended 30 June 2024, and 30 June 2025 to the absolute satisfaction of Braiin. Subject to a maximum cap of USD$25,000.00, VIS Networks shall bear the costs and expenses of such audit;

(d) Braiin or its nominee receiving conditional approvals or equivalent approvals, to admit the securities of Braiin or its nominee to trading on NASDAQ or NYSE on terms customary for listing in connection with business combinations;

(e) the Parties obtaining all necessary corporate, shareholder and regulatory approvals necessary to lawfully complete the Transaction;

(f) Certain key employees of VIS Networks (as set forth in Annex D of this Agreement) having executed employment agreements with VIS Networks on reasonably customary terms, which terms shall be no less favourable than the existing terms of employment of such key employees. For avoidance of doubt, it is hereby agreed and clarified that the employment agreements referenced in this clause 2.1(f) shall be effective from the First Settlement; and

(g) Upon the reasonable request by the Shareholders, Braiin providing VIS Networks and the Shareholders with all documents and information required by the Reserve Bank of India and, or the authorised dealer banks of the Shareholders to enable: (i) the Shareholders to complete the Acquisition including receipt of the Consideration for the Acquisition in their respective Designated Bank Accounts; and (ii) the Shareholders and VIS Networks to report the Acquisition with the Reserve Bank of India/ authorised dealer banks.

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2.2	Benefit of the Conditions

(a) The Conditions in clauses 2.1(a) – 2.1(c) and 2.1(f) are inserted in this Agreement for the benefit of Braiin and Braiin may, by notice in writing to the VIS Representative on or before the Long Stop Date, waive any of those Conditions.

(b) The Conditions in clause 2.1(d) and 2.1(g) are inserted in this Agreement for the benefit of VIS Networks and the VIS Representative may, by notice in writing to Braiin on or before the Long Stop Date, waive any of those Conditions.

(c) The Conditions in clause 2.1(e) cannot be waived by any Party.

2.3	Best efforts

(a) Each Party must provide all reasonable assistance to the others as is necessary to satisfy the Conditions, including by:

(i) signing and delivering all documents and doing everything reasonably necessary or desirable to carry out its obligations under this clause 2; and

(ii) keep the other party regularly informed of the status of any discussions or negotiations with relevant Third Parties about the Conditions.

(b) Nothing in this clause obliges a Party to waive a Condition or grant an extension of time for satisfaction of a Condition.

2.4	Notice

Upon completion of the Conditions set out in Clause 2.1 above, (a) Braiin; and (b) VIS Representative must promptly notify the other in writing that the Conditions are satisfied, or if such Conditions have not been satisfied, or any material development which has an impact on the likelihood of a Condition being satisfied, then a statement setting out the fact of such non-fulfilment, prior to the Long Stop Date. Each of the Parties shall along with the written notification, enclose all necessary documents (where applicable) evidencing: (i) fulfilment of the relevant Conditions, and, or (ii) reasons for seeking waiver of any Conditions if either Party has been unable to fulfil any of the Conditions in the manner and form required under this Agreement.

2.5	Termination

This Agreement may be terminated:

(a) if any of the Conditions have not been satisfied or waived in accordance with clause 2.2, then with effect from the Long Stop Date, at the option of Braiin or VIS Networks, by giving not less than 5 Business Days’ written notice to the other Parties, or

(b) by either Party, if First Settlement does not occur by the Long Stop Date, or

(c) in accordance with clause 6.2(d), if any of the settlement actions set out in clause 6.1 are not completed,

(d) at the option of the Shareholders, if Braiin does not consummate Second Settlement or Third Settlement, or

(e) at the option of the Shareholders, if Braiin fails to admit its securities on NASDAQ or NYSE by the End Date.

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2.6	Agreement of no effect

If a Party gives notice terminating the Agreement under clause 2.5, this Agreement shall be deemed to be at an end and of no force or effect with none of the Parties being subject to any of the obligations contained in this Agreement and with no Party claiming any rights at law or equity against the other Parties, save for the performance of those covenants and agreements (if any) which should have been performed on or before the date of termination, and all damages for breach of the same.

3.	TRANSACTION

3.1	Agreement to buy and sell VIS Shares

The Shareholders, as legal owners of the VIS Shares, agree to sell, free from Encumbrances, and Braiin agrees to purchase the VIS Shares for the Consideration, on the terms and conditions set out in this Agreement.

3.2	Associated Rights

The Shareholders must sell the VIS Shares to Braiin together with all rights attached to the relevant VIS Shares transferred as at the Execution Date, and that accrue between the Execution Date and completion of the Acquisition.

3.3	Waiver of pre-emption

The Shareholders and VIS Networks waive all rights of (a) pre-emption, (b) restrictions on ‘Transfer of Shares’ set out under article 11 of the articles of association of VIS Networks, and, or (c) any other rights over any of the VIS Shares conferred either by the constitutions of the Company Group, by any shareholders agreement relating to VIS Shares or other securities in the Company Group or in any other way.

3.4	Title and Risk

Title to and risk in the VIS Shares passes to Braiin upon the completion of First Settlement, Second Settlement and Third Settlement, as applicable.

4.	CONSIDERATION

4.1	Consideration

(a) The consideration payable by Braiin to the Shareholders is:

(i) the First Settlement Cash Consideration to be paid in accordance with clause 4.2(a);

(ii) the Second Settlement Cash Consideration to be paid in accordance with clause 4.2(b); and

(iii) the Third Settlement Cash Consideration to be paid in accordance with clause 4.2(c),

(the Consideration).

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4.2	Payment of consideration

On the First Settlement Date:

(a) Braiin will purchase and the Shareholders will sell 3,203,446 equity shares of VIS Networks, constituting 79.7% of the VIS Shares as of the Execution Date (First Settlement Shares) for the First Settlement Cash Consideration.

On the Second Settlement Date:

(b) Braiin will purchase and the Shareholders will sell 490,364 equity shares of VIS Networks, constituting 12.2% of the VIS Shares as of the Execution Date (Second Settlement Shares) for the Second Settlement Cash Consideration.

On the Third Settlement Date:

(c) Braiin will purchase and the Shareholders will sell 325,570 equity shares of VIS Networks, constituting 8.1% of the VIS Shares as of the Execution Date (Third Settlement Shares) for the Third Settlement Cash Consideration.

(d) The Parties agree that the consummation of the sale and purchase of (i) the First Settlement Shares for the First Settlement Cash Consideration, (ii) the Second Settlement Shares for the Second Settlement Cash Consideration; and (iii) the Third Settlement Shares for the Third Settlement Cash Consideration, will constitute a composite transaction.

4.3	Payments in Cleared Funds

All payments under this clause 4 must either be made by Immediately Available Funds or such other form of cleared funds, in the Designated Bank Accounts.

5.	CONDUCT BEFORE SETTLEMENT

5.1	Conduct of Company Group’s Business

The Shareholders and VIS Networks jointly and severally covenant to Braiin that during the period commencing on the Execution Date and expiring on the earlier of the termination of this Agreement or the First Settlement, each Company Group Member will not, except as contemplated by this Agreement, without the prior written consent of Braiin:

(a) enter into any contract or commitment requiring it to pay more than US$350,000 or more than US$350,000 per annum other than in the ordinary course of business;

(b) acquire any asset or authorise any capital expenditure of value that exceeds US$350,000 other than in the ordinary course of business;

(c) dispose of, agree to dispose of, assign, agree to assign, encumber or grant any option over any of its assets or any interest in any of them;

(d) grant any option to subscribe for any security in any Company Group Member or allot or issue or agree to allot or issue any security, share or loan capital or any security convertible into any share or loan capital in any Company Group Member;

(e) resolve to reduce its share capital in any way;

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(f) enter into a buy-back agreement or resolve to approve the terms of a buy-back agreement;

(g) declare or pay any dividend or make any other distribution of its assets or profits;

(h) alter or agree to alter its constitution other than as provided for in this Agreement;

(i) resolve any new programs or budgets;

(j) cancel any existing insurance policy in the name of or for the benefit of a member of the Company Group unless a replacement policy (on terms no less favourable to the Company Group Member, if available in the market) has been put in place;

(k) repay any shareholder loans or advances except in accordance with this Agreement;

(l) vary, terminate or fail to renew any of its contracts, Authorisations or commitments, other than in the ordinary course of its business;

(m) change the name of any Group Company Member; or

(n) materially change any Accounting Standards used by it.

5.2	Permitted Acts

Nothing in clause 5.1 restricts the Shareholders or any Company Group Member from doing anything:

(a) that is expressly permitted in this Agreement;

(b) to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property);

(c) that is necessary for a member of the Company Group to meet its legal or contractual obligations or the requirements of a Governmental Authority or under Applicable Laws; or

(d) that is agreed to in writing between the VIS Representative and Braiin (such agreement not to be unreasonably withheld or delayed).

5.3	Access

(a) The Shareholders and VIS Networks covenant in favour of Braiin that, during the period commencing on the Execution Date and expiring on the First Settlement, it will allow Braiin to carry out a financial, commercial and legal due diligence on the Company Group and will provide Braiin upon reasonable notice with all relevant information in respect of the Company Group, in order for Braiin to complete this due diligence.

(b) Braiin may only exercise its right of access under clause 5.3(a) to the extent the access will not, in the reasonable opinion of the VIS Representative:

(i) unreasonably interfere with the conduct of the Business or the activities and operations of the Company Group;

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(ii) breach any obligations (including obligations of confidentiality) that a Company Group Member owes to any third party or under any Applicable Law; or

(iii) compromise or result in a risk of damage or compromise to the protection of legal professional privilege in relation to any of the Records, and Braiin agrees to comply with the VIS Representative’s reasonable requirements and directions in relation to the access.

(c) The Parties must ensure that, as soon as possible after the Execution Date, their Representatives meet and use their best endeavours to determine the most appropriate method of implementing the steps required to ensure a smooth transition of the management and operation of the Company Group with the Purchaser Group following First Settlement in accordance with mutually agreed terms.

6.	SETTLEMENT

6.1	Time and Location of Settlement

(a) Each of the First Settlement, Second Settlement and Third Settlement shall take place on the respective Settlement Date at such offices and at such time as shall be agreed between the VIS Representative and Braiin.

(b) At the First Settlement Date, the Second Settlement Date and the Third Settlement Date, the Shareholders must confer on Braiin title to the First Settlement Shares, Second Settlement Shares and Third Settlement Shares, respectively. To this end, at the First Settlement Date, the Second Settlement Date and Third Settlement Date, as applicable:

(i) Braiin shall, in accordance with Clause 4 above:

(A) at the First Settlement, pay the First Settlement Cash Consideration to the Shareholders in the Designated Bank Account;

(B) at the Second Settlement, pay the Second Settlement Cash Consideration to the Shareholders in the Designated Bank Account; and

(C) at the Third Settlement, pay the Third Settlement Cash Consideration to the Shareholders in the Designated Bank Account.

(ii) The Shareholders and VIS Networks shall, upon receipt of the First Settlement Cash Consideration, Second Settlement Cash Consideration, or the Third Settlement Cash Consideration, as applicable, in Immediately Available Funds in the Designated Bank Account:

(A) deliver or cause to be delivered to Braiin, copies of relevant delivery instruction slips along with any other document that may be required by the depository participant for transfer of the respective First Settlement Shares, Second Settlement Shares and the Third Settlement Shares, as applicable, along with the proof of payment of stamp duty on the transfer of the respective VIS Shares to Braiin; and

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(B) cause, and Braiin shall exercise its rights in VIS Networks to cause, the board of directors of VIS Networks (Board), to pass resolutions for: (x) approving the transfers of the respective VIS Shares (subject to payment of stamp duty), (y) approving appropriate entries to the statutory registers of VIS Networks to reflect the changes to members of VIS Networks; and (z) undertaking all filings and actions as may be deemed necessary to give effect to the foregoing.

(c) At the First Settlement Date, VIS Networks and Shareholders shall:

(i) procure, and Braiin shall exercise their rights in VIS Networks to procure, that a meeting of the Board is convened, to:

(A) subject to shareholders’ approval, approve the adoption of the restated articles of association of VIS Networks, in a form which enshrines all rights of the Shareholders under this Agreement, including under Clause 10.3 of this Agreement;

(B) approve the alteration of the signatories of the bank accounts of VIS Networks and revoke existing authorities to operate bank accounts of the Company Group, in the manner mutually agreed between the VIS Representative and Braiin;

(C) authorize persons to perform necessary formalities in order to effectuate the transactions contemplated on the First Settlement Date, including filing of relevant forms with the Registrar of Companies and the Reserve Bank of India and updating relevant registers and records of VIS Networks; and

(D) call for an extraordinary general meeting at shorter notice, to approve the adoption of the restated articles of association of VIS Networks, in agreed form.

(d) VIS Networks shall convene, and Braiin shall ensure that VIS Network convenes, an extra-ordinary general meeting at shorter notice for approving the adoption of the restated articles of association of VIS Networks, in agreed form.

(e) The Shareholders and VIS Networks shall take all reasonable efforts to change the directors and, or secretaries and revoke authorizations for all the other Company Group Members in the manner required by Braiin as per Applicable Laws.

6.2	Conditions of Settlement

(a) Subject to clauses 6.2(e) to 6.2(h) below, First Settlement, Second Settlement and Third Settlement shall be considered to have been consummated only upon completion of the last of the settlement actions to be completed on the respective First Settlement Date, Second Settlement Date and Third Settlement Date.

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(b) Each Settlement is conditional on both Braiin and the Shareholders and VIS Networks complying with all of their obligations under this clause 6, as applicable.

(c) Braiin may, in its sole discretion, waive, in writing, any or all of the actions that the Shareholders and VIS Networks are required to perform under clause 6.1.

(d) If a Party (Defaulting Party) fails to satisfy its obligations under this clause 6 on the day and at the place and time for the respective Settlement then any other Party (Notifying Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within a period of 10 Business Days from the date of the notice.

(e) If the Defaulting Party fails to satisfy those obligations within those 10 Business Days under clause 6.2(d) above, the Notifying Party may, without limitation to any other rights it may have, terminate this Agreement in accordance with Clause 2.5.

(f) In addition to the right of termination set out in clause 2.5, in the event Braiin defaults in purchasing the First Settlement Shares from the Shareholders on the First Settlement Date in accordance with the terms of this Agreement:

(i) The Shareholders shall have the option to exercise following right (Put Option Right), at their discretion:

(A) The VIS Representative may, at any time following the First Settlement Date, deliver a written notice to Braiin (“First Settlement Put Notice”) requiring Braiin to purchase all, but not less than all, of the First Settlement Shares at the terms and conditions set out in this Agreement.

(B) delivery of the First Settlement Put Notice shall create an immediate, unconditional, and irrevocable obligation on Braiin to purchase the First Settlement Shares for the First Settlement Cash Consideration.

(C) The consummation of the sale and purchase of the First Settlement Shares shall be completed within 15 (fifteen) days of issuance of the First Settlement Put Notice (“Put Option Closing Date”). At the Put Option Closing Date, (x) Braiin shall remit the First Settlement Cash Consideration by wire transfer of immediately available funds to the Designated Bank Accounts; (y) the Promoter Shareholders shall deliver to Braiin copies of relevant delivery instruction slips along with any other document that may be required by the depository participant for transfer of the First Settlement Shares along with the proof of payment of stamp duty on the transfer of the First Settlement Shares to Braiin; and (z) Braiin shall deliver certified true copies of all necessary corporate authorisations, consents, and board resolutions of Braiin required to lawfully and validly effectuate the transfer of the First Settlement Shares.

(ii) Braiin shall be liable to pay interest on the unpaid portion of the First Settlement Cash Consideration at a rate of 12% per annum, calculated daily from the First Settlement Date until the date of actual and complete payment to the Shareholders, in accordance with the terms of this Agreement.

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(g) In addition to the termination right set out in clause 2.5, in the event Braiin defaults in purchasing: (x) the Second Settlement Shares from the Shareholders on the Second Settlement Date; and, or (y) the Third Settlement Shares from the Shareholders on the Third Settlement Date, each in accordance with the terms of this Agreement (together the Other Settlement Defaults):

(i) The Shareholders shall have the option to exercise the Put Option Right with respect to the Second settlement Shares or Third Settlement Shares, as applicable, in the manner set out in clause 6.2(f)(i) above.

(ii) Braiin shall be liable to pay interest on the unpaid portion of the Second Settlement Cash Consideration or the Third Settlement Cash Consideration, as the case may be, at a rate of 12% per annum, calculated daily from the Second Settlement Date or Third Settlement Date, as applicable, until the date of actual and complete payment.

(h) In addition to the right of termination set out in clause 2.5, in the event Braiin fails to list on NASDAQ or NYSE by the End Date:

(i) The Shareholders shall have the option to exercise following right (Call Option Right), at their sole and absolute discretion:

(A) The VIS Representative, acting on behalf of the Promoter Shareholders and at their sole and absolute discretion, shall be entitled to deliver a written notice to Braiin (Call Notice) demanding the sale and transfer of the Call Shares (defined below) in accordance with the terms of this clause 6.2(h)(i).

(B) The delivery of a Call Notice shall create an immediate, unconditional, and irrevocable obligation on Braiin to sell, and the Promoter Shareholders (or their nominees) to purchase, such number of shares (free and clear of all Encumbrances) in VIS Networks equivalent to at least 59.7% of the total issued Share Capital of VIS Networks (Call Shares).

(C) The consummation of the sale and purchase of the Call Shares shall be completed no later than fifteen (15) Business Days from the date of Braiin’s receipt of the Call Notice (the “Call Option Closing Date”).

(D) In full and final consideration for the transfer of the Call Shares, the Promoter Shareholders shall pay Braiin consideration, which is lower of: (x) the par value of the Call Shares, and (y) the minimum price required to be paid under Applicable Laws (“Call Price”).

(E) On the Call Option Closing Date, (i) Braiin shall deliver or cause to be delivered to the VIS Representative: (x) copies of relevant delivery instruction slips along with any other document that may be required by the depository participant for transfer of the Call Shares along with the proof of payment of stamp duty on the transfer of the Call Shares to the respective Shareholders; and (y) certified true copies of all necessary corporate authorisations, consents, and board resolutions of Braiin required to lawfully and validly effectuate the transfer of the Call Shares; and (ii) the Shareholders shall remit the Call Price in the bank account of Braiin, as conveyed to the VIS Representative prior to the Call Option Closing Date.

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(F) In the event the Call Option Right is exercised by the VIS Representative in accordance with the provisions of this Agreement, Braiin undertakes and agrees to do all such actions, and ensure that its nominees do all such actions, as may be required for effecting the sale and transfer of the Call Shares in the manner contemplated within this clause 6.2(h)(i).

(ii) Subject to Applicable Laws, in addition to the Call Option Right in Clause 6.2(h)(i) above, the VIS Representative shall have the right, in its sole discretion, to instruct Braiin to: (A) take all necessary steps for initiating a buy-back of such portion of the Share Capital of VIS Networks at the least possible price per share, as may be directed by the VIS Representative; and (B) participate in the said buy-back to the extent of such portion of Braiin’s shareholding in VIS Networks, as may be directed by the VIS Representative. Braiin hereby agrees and acknowledges that it shall comply with any directions provided by the VIS Representative in accordance with this clause, and take all necessary steps and actions, as may be required, to effectuate the buy-back of shares.

(iii) Any appointment of any directors appointed by Braiin to the Board at the First Settlement shall automatically stand vacated, and Braiin shall ensure that such nominee director provides all documentation and consents that may be required for effecting this automatic vacation of directorship in VIS Networks.

7.	REPRESENTATIONS AND WARRANTIES BY VIS

7.1	Representations and Warranties

Subject to the qualifications and limitations in clause 8: (a) the Shareholders and VIS Networks jointly and severally give the VIS Warranties in favour of Braiin, on the Execution Date and the First Settlement Date; and (b) the Shareholders severally give the VIS Warranties in favour of Braiin, solely to the extent such VIS Warranties relate to the Second Settlement Shares and the Third Settlement Shares, on the Second Settlement Date and on the Third Settlement Date, respectively.

7.2	Independent Warranties

The VIS Warranties are to be construed separately and independently of the others and are not limited by reference to any other VIS Warranty.

7.3	Reliance

The Shareholders and VIS Networks acknowledge that Braiin has entered into this Agreement and will complete this Agreement in reliance on the VIS Warranties.

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7.4	Indemnity by VIS

(a) On and from the First Settlement, the Promoter Shareholders and VIS Networks jointly and severally agree to indemnify Braiin and each Company Group Member against, and must indemnify Braiin for, any Loss suffered or incurred by Braiin or a Company Group Member as a result of a breach of a VIS Warranty, except to the extent that the VIS Warranty or the Shareholders’ and, or VIS Networks’ liability for the Loss is limited or qualified under clause 8 or such Loss arises from any act of fraud by Braiin in relation to the transaction contemplated herein, and this will be the sole remedy of Braiin and each Company Group Member in respect of any such breach.

(b) The Parties agree that the indemnification rights of Braiin under this clause 7.4 is the sole monetary remedy available to Braiin. However, such indemnification rights are without prejudice to, independent of, and in addition to, such other rights and remedies Braiin may have under Applicable Law or in equity or otherwise, including specific performance or other injunctive relief, none of which rights or remedies shall be affected or diminished hereby.

7.5	Tax indemnity

(a) The Promoter Shareholders and VIS Networks jointly and severally indemnify Braiin, and indemnify Braiin for of any:

(i) Tax or Duty payable by a Company Group Member to the extent that the Tax or Duty:

(A) relates to any period, or part period, up to and including First Settlement; or

(B) arises as a result of entry into this Agreement or each Settlement (other than any Duty to be paid by Braiin under clause 16.2(a)); and

(ii) Tax Costs incurred by or on behalf of a Company Group Member to the extent those Tax Costs arise from or relate to any of the matters for which the Shareholders and VIS Networks may be liable under clause 7.5(a)(i).

(b) Notwithstanding clause 7.5(a)(i), the Tax Indemnity does not apply to a Tax Claim and the liability of the Shareholders and VIS Networks in respect of any Tax Claim is reduced or extinguished:

(i) to the extent that it arises as a result of any income derived, loss, outgoing or deductions incurred or activities undertaken, or deemed for Tax purposes to have been undertaken, after First Settlement;

(ii) to the extent that it arises as a result of the transactions contemplated by this Agreement;

(iii) to the extent that it arises from the Company Group or Braiin or any of their Related Parties taking a position in relation to the application of a law in relation to Tax that is inconsistent with the position taken by the Company Group prior to Third Settlement (including a position adopted in the calculation of any Tax balance in the Accounts), unless the Company Group is required to adopt that inconsistent position to comply with a Tax Law;

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(iv) to the extent that it results from or is increased by the failure of 26 Braiin, the Company Group or any of their respective Related Parties, after the First Settlement Date in a reasonably timely manner to:

(A) lodge any return, notice, objection, or other document in relation to the Tax Claim;

(B) claim all or any portion of any available Tax Relief;

(C) disclose or correctly describe in any notice, return, objection or other document relating to the Tax Claim any relevant matters within the reasonable knowledge of Braiin or the Company Group or any of their Respective Bodies Corporate; or

(D) take any other action which the Company Group or any Related Party of the Company Group is required to take under any Tax Law; or

(v) to the extent that an amount has been included as a provision, allowance, reserve or accrual in the Accounts or the 30 June 2025 accounts of the Company Group.

7.6	Notification of Warranty Breaches

The Shareholders and VIS Networks must promptly notify Braiin if at any time after the Execution Date and prior to the Third Settlement Date, if they become aware that:

(a) any applicable VIS Warranty has ceased to be true; or

(b) an act or event has occurred that would or might reasonably be expected to result in a VIS Warranty ceasing to be true if it were repeated at the First Settlement Date, Second Settlement Date or Third Settlement Date,

and must also provide Braiin with details of that fact which are known to the Shareholders or VIS Networks.

7.7	Undertaking not to make Claims

The Shareholders and VIS Networks undertake to Braiin and any current or former director, officer or employee of Braiin who was at the Execution Date a director, officer or employee of the Company Group Member (Officer) that they shall not make a Claim or demand against any Officer in respect of any matter arising in connection with this Agreement including any breach of a VIS Warranty.

7.8	Indemnity by Braiin

Notwithstanding anything to the contrary contained in this Agreement, Braiin agrees to indemnify, defend and hold harmless each of the Shareholders from and against any and all losses, damages, claims, demands, actions, taxes, proceedings, liabilities, costs and expenses, whether direct, indirect, incidental, consequential or otherwise, that are suffered or incurred by any Shareholder and that arise out of, result from, relate to or are in connection with: (i) any representation, disclosure, filing, declaration, submission or statement, made by Braiin to any stock exchange or governmental, regulatory, or tax authority which characterises, links, integrates, conditions or otherwise treats the acquisition of shares of VIS Networks by Braiin from the Shareholders and the subscription by, inter alia, the Shareholders to the securities of Braiin, as a connected, inter- 27 conditional, reciprocal, integrated or forming part of a single or composite transaction; or asserts or implies that the consideration for transfer of shares of VIS Networks (whether in whole or in part) includes or is funded by issuance of securities of Braiin to, inter alia, the Shareholders, whether directly or indirectly, immediately or contingently; or (ii) any breach of Braiin’s obligation under this Agreement, including but not limited to consummating the Second Settlement and the Third Settlement, provided that Braiin shall not be liable to indemnify a Shareholder to the extent such losses, damages, claims, demands, actions, taxes, proceedings, liabilities, costs or expenses are determined by a court of competent jurisdiction to have arisen solely from fraud or wilful misconduct of such Shareholder not attributable to (i) above. Further, no Shareholder shall be required to indemnify, compensate or hold harmless Braiin (or any of its affiliates or representatives) in respect of any loss, liability or claim to the extent that such loss, liability or claim: (a) arises out of, results from or is connected with any matter described in this clause; or (b) is caused or triggered by any representation, disclosure, filing or statement made by Braiin or its advisors as described therein.

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7.9	Indemnification Mechanism

The Parties agree that, in the event Braiin makes a Claim for indemnification under this Agreement, the VIS Representative shall have, in his sole discretion, the right to choose the mechanism through which Braiin will be indemnified. The mechanism shall be communicated to Braiin on or prior to 15 March 2026.

8.	QUALIFICATIONS AND LIMITATIONS ON CLAIMS

8.1	Disclosure

(a) Braiin cannot make a Warranty Claim, and the liability of the Shareholders and VIS Networks is reduced or extinguished (as the case may be), to the extent that the Warranty Claim (other than a Tax Claim) arises out of any facts, matters or circumstances Fairly Disclosed in this Agreement or the Due Diligence Materials.

(b) For the purposes of this Agreement, a fact, matter or circumstance is “Fairly Disclosed” if sufficient information has been disclosed that a sophisticated investor, experienced in transactions of the nature of the Transaction, familiar with the Business and advised by professional accounting and legal advisors, would be aware of the substance of the information and would be aware of the nature of the VIS Warranty.

(c) The Shareholders’ and VIS Networks’ liability for any Warranty Claim is reduced or extinguished (as the case may be) to the extent that the matter giving rise to the Claim is taken to be Fairly Disclosed under this clause 8.1.

8.2	Meaning of Shareholders’ and VIS Networks’ Knowledge

Where any VIS Warranty is qualified by the expression “so far as the Shareholders or VIS Networks are aware” or “to the best of the Shareholders’ and VIS Networks’ knowledge, information and belief” or any similar expression, the Shareholders and VIS Networks will be deemed to know or be aware of a particular fact, matter or circumstance if a director or officer of a Company Group Member is aware of that fact, matter or circumstance on the date the VIS Warranty is given.

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8.3	Maximum liability

Subject to the other limitations set out in this Clause 8, the Promoter Shareholders’ and VIS Networks’ total aggregate maximum liability for a breach of a VIS Warranty is limited as follows:

(a) to the extent the Warranty Claim arises in connection with paragraph 1, 2 or 16 of Schedule 1 (Warranties), the total aggregate maximum liability is limited to 100% of the aggregate Consideration received until the date on which the Claim arises; and

(b) to the extent the Warranty Claim arises in connection with any other warranty set out in Schedule 1 (Warranties), the total aggregate maximum liability is limited to 60% of the aggregate Consideration received until the date on which the Claim arises.

8.4	Qualifications to the VIS Warranties

The Shareholders or VIS Networks are not liable under any Claim for a breach of a VIS Warranty, or under an indemnity given under this Agreement, unless the amount finally agreed or adjudicated to be payable in respect of that Claim:

(a) exceeds USD$35,000; and

(b) either alone or together with the amount finally agreed or adjudicated to be payable in respect of other Claims exceeds USD$350,000.

8.5	Limitation Periods

The Shareholders and VIS Networks are not liable for a breach of a VIS Warranty and have no liability in relation to a Warranty Claim unless:

(a) in the case of a Tax Claim, Braiin has given written notice of the Tax Claim to the Shareholders and VIS Networks under clause 8.9 on or before the date that is 7 years after First Settlement;

(b) in the case of a Warranty Claim other than a Tax Claim, Braiin has given written notice of the Warranty Claim to the Shareholders and VIS Networks under clause 8.9 on or before the date that is 2 years after the First Settlement; and

(c) in either case, the Warranty Claim has been settled or legal proceedings in a court of competent jurisdiction in respect of such Warranty Claim have been properly issued and served on the Shareholders or VIS Networks within 12 months of such Warranty Claim being notified by Braiin to the Shareholders and VIS Networks under clause 8.9.

8.6	Consequential Loss

Notwithstanding any other provision in this Agreement, no Party will in any circumstances be liable to another Party or any other person for any Consequential Loss in relation to this Agreement or any transaction contemplated by this Agreement.

8.7	No representation or implied warranty

Braiin acknowledges and agrees with the Shareholders and VIS Networks that:

(a) the VIS Warranties are the only warranties that Braiin requires, and on which Braiin has relied, in entering into this Agreement;

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(b) for the avoidance of doubt, no warranty or representation, expressed or implied, is given in relation to any expression or statement of intention, opinion, belief or expectation nor any forecast, forward looking statement, budget, projection or any fiscal or economic matters contained or referred to in the Due Diligence Materials;

(c) the Shareholders and VIS Networks make no representations or warranties, other than those contained in this Agreement; and

(d) Braiin does not rely on any representation or warranty, whether express or implied, made by or on behalf of the Shareholders and VIS Networks, other than the VIS Warranties and must not make any Claim asserting reliance on any representation or warranty, other than the VIS Warranties (or under the indemnity in clause 7.4).

8.8	Other limits on Claims

Braiin cannot make a Warranty Claim, and the liability of the Shareholders and VIS Networks in respect of any Warranty Claim is reduced or extinguished (as the case may be) to the extent that:

(a) The Warranty Claim is made good, offset (including as a result of expenditure being tax deductible or amounts being treated as non- assessable, in prior years or future years) or compensated for by any other means to Braiin or the Company Group (including, without limitation, under a policy of insurance);

(b) the Warranty Claim results from any act or omission before the Third Settlement is carried out, or omitted by or on behalf of Braiin or any Purchaser Group Member (other than the Company Group) or at any of their direction, except to the extent that any such acts of Braiin, acting reasonably and in good faith, are deemed to be necessary by Braiin to mitigate any Loss arising as a consequence of a breach of a VIS Warranty that has caused a Warranty Claim;

(c) it is caused by, or contributed to by, any act, omission, transaction or arrangement implementing, or permitted by, the terms of this Agreement or of any other agreement, transaction or arrangement contemplated by it;

(d) the Warranty Claim is attributable to any change after First Settlement in the accounting policies or practices used in preparing the accounts of the Company Group or it arises from application by the Company Group of accounting policies or practices inconsistently with their application before First Settlement;

(e) the matter giving rise to the Claim is remediable and, within 30 Business Days of receiving written notice of the Claim in accordance with clause 8.9, the Shareholders or VIS Networks remedies the matter;

(f) the Loss is Consequential Loss;

(g) the Warranty Claim arises out of or is increased as a result of an act or omission by or on behalf of the Shareholders and VIS Networks or the Company Group, the details of which have been Fairly Disclosed to Braiin in writing and where Braiin has subsequently provided its written consent to that act or omission;

(h) the Warranty Claim relates to a liability that is contingent, unless and until the liability becomes an actual liability and is due and payable;

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(i) the Loss has been recovered by Braiin under another Claim;

(j) the Loss is recovered or recoverable by Braiin (or by the Company Group after First Settlement) from a person other than the Shareholders and VIS Networks whether by way of contract, indemnity, under an insurance policy or otherwise (and Braiin agrees to use, and to procure that the Company Group use, all reasonable endeavours to recover such Loss);

(k) the Warranty Claim would not have arisen but for a change in ownership of the Company Group, or a restructure of the Business, on or after First Settlement;

(l) the Warranty Claim (other than a Tax Claim) arises out of a fact, matter or circumstance that is within the actual knowledge of Braiin or its Representatives at the Execution Date or, First Settlement Date, Second Settlement Date or Third Settlement Date (as applicable).

(m) the Warranty Claim arises as a result of, or in consequence of, anything done at the written request of Braiin.

(n) a provision, allowance, reserve or accrual has been made in the Accounts or the 30 June 2025 accounts of the Company Group;

(o) the Liability suffered arises out of or is relating to an opinion, estimate, projection, business plan, budget or forecast; or

(p) the Warranty Claim occurs as a result of a change after the Execution Date in any:

(i) Applicable Law; or

(ii) policy of any Governmental Authority,

including changes that have retrospective effect (in each case except where such change was publicly announced prior to the Execution Date).

8.9	Notice of potential Claim

(a) If Braiin becomes aware of anything which is or may be reasonably likely to give rise to a Warranty Claim, it must notify the Promoter Shareholders or the VIS Representative in writing, within 10 Business Days after it has first come to Braiin’s attention (Claim Notice), setting out the fact, matter or thing relied on as giving rise to the Warranty Claim, the VIS Warranty that is the subject of the Warranty Claim (if applicable) and all relevant details of the Warranty Claim in so far as they are available to Braiin.

(b) Provided any Claim Notice is not issued within the time periods specified in this clause 8.9, any such delay shall not relieve the Promoter Shareholders of or alter its obligations in relation to any Warranty Claim, except to the extent (and only to the extent) of additional losses on account of issuance of the Claim Notice beyond the due date as provided in clause 8.9(a) above.

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8.10	Conduct of Third Party Claims

(a) The Promoter Shareholders (either by themselves or through the VIS Representative) may within 20 Business Days from the date of time receipt of a Claim Notice (or if the Promoter Shareholders become aware by any other means of a Third Party Claim) elect, by providing a written notice given to Braiin, to:

(i) take over the conduct of the Third Party Claim; and

(ii) take such actions as the Promoter Shareholders may decide about the Third Party Claim, including to negotiate, defend or settle the Third Party Claim and to recover costs incurred as a consequence of the Third Party Claim from any Person.

(b) Where the Promoter Shareholders take over the conduct and, or defence of any Third Party Claim under this clause 8.10, the Promoter Shareholders must:

(i) afford Braiin the opportunity to consult with the Promoter Shareholders or the VIS Representative (as applicable) on all matters of significance for the goodwill of the Business; and

(ii) at reasonable and regular intervals provide Braiin with written reports concerning the conduct, negotiation, control, defence and outcome or settlement of the Third Party Claim.

(c) Braiin must take, and must procure that the relevant Company Group Member takes, all steps necessary to allow the Shareholders to conduct a Third Party Claim under this clause 8.10 including to:

(i) take all action and render all assistance requested by the Promoter Shareholders in connection with its conduct of the Third Party Claim;

(ii) not admit liability for, negotiate, enter into any agreement about, settle or compromise the Third Party Claim without the VIS Representative’s prior written consent;

(iii) allow the Promoter Shareholders to negotiate, enter into any agreement about, settle or compromise the Third Party Claim as the Promoter Shareholders consider appropriate; and

(iv) provide the Promoter Shareholders with access to (with the right to take copies) and make available to the Promoter Shareholders all relevant personnel, relevant documents, books and records reasonably required for the purpose of the conduct of any Third Party Claim.

(d) For as long as the Promoter Shareholders have not elected to take over the conduct or defence of a Third Party Claim under clause 8.10:

(i) Braiin may take such actions as Braiin may decide about the Third Party Claim, including to negotiate, defend and, or settle the Third Party Claim and to recover costs incurred as a consequence of the Third Party Claim from any person;

(ii) Braiin must at reasonable and regular intervals provide the Promoter Shareholders with written reports concerning the conduct, negotiation, control, defence and, or outcome or settlement of the Third Party Claim and must not settle the Third Party Claim without the prior approval of the Promoter Shareholders or the VIS Representative (which must not be unreasonably withheld);

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(iii) Braiin must afford the Promoter Shareholders the opportunity to consult with Braiin on matters of significance in relation to the conduct, negotiation and settlement of the Third Party Claim; and

(iv) the Promoter Shareholders must render to Braiin, at Braiin’s expense, all such assistance as Braiin may reasonably require in disputing any Third Party Claim.

8.11	Reimbursement if subsequent recovery from third parties

(a) Where Braiin or any Affiliate of Braiin (including a Purchaser Group Member or a Company Group Member) is at any time entitled to recover from another person any sum for a matter giving rise to a Warranty Claim, Braiin must (and, if relevant, must procure that its concerned Affiliate must) take all reasonable steps to enforce that recovery before taking action against the Shareholders and VIS Networks. If Braiin or any Affiliate of Braiin (including a Company Group Member) recovers an amount from that other person, the amount of the Warranty Claim against the Shareholders and VIS Networks will be reduced by the amount recovered.

(b) If Braiin or any Affiliate of Braiin (including a Company Group Member) receives any indemnity from or on behalf of the Shareholders or VIS Networks for any Warranty Claim (VIS Indemnity) and any of Braiin, Affiliate of Braiin or a Company Group Member subsequently recovers any amount from any Third Party (including under a Third Party Claim) for anything relating to that Warranty Claim (Recovered Amount), Braiin must as soon as reasonably practicable:

(i) notify the Promoter Shareholders of the Recovered Amount; and

(ii) pay the person(s) who made the VIS Indemnity an amount equal to the lesser of:

(A) the Recovered Amount less any Tax payable on those amounts, any reasonable costs and expenses incurred by Braiin, any Affiliate of Braiin or the Company Group Member (as the case may be) in making that recovery; or

(B) the VIS Indemnity.

8.12	Mitigation of losses

(a) On and after the First Settlement, Braiin must not omit to take, and must not omit to procure that each Company Group Member takes, any reasonable action (to the extent required under the principals which apply in respect of common law contractual damages Claims (even though the Warranty Claim may be an indemnity claim)) that would mitigate any Loss or potential Loss of the Shareholders and VIS Networks for a Warranty Claim including by omitting to seek recovery or compensation by other means if it is available, provided that this does not require Braiin to do, or omit to do, anything which may prejudice its ability, or the ability of any Company Group Member, to recover under any available insurance.

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(b) If Braiin fails to comply with clause 8.12(a) and compliance with that clause would have mitigated any Loss, the Shareholders and VIS Networks are not liable for the amount by which the Loss would have been reduced by such compliance of clause 8.12(a) by Braiin.

8.13	Purchaser acknowledgements

Braiin acknowledges, agrees and represents that:

(a) the disclosure of any matter in the Due Diligence Materials does not constitute or imply any warranty, representation, statement, covenant, agreement, indemnity or undertaking not expressly given by the Shareholders or VIS Networks in this Agreement and the contents of the Due Diligence Materials do not have the effect of extending the scope of any of the VIS Warranties or the other provisions of this Agreement; and

(b) any Claim by Braiin against the Shareholders or VIS Networks must be based solely on and limited to the express provisions of this Agreement and that, to the maximum extent permitted by Applicable Law, all terms and conditions that may be implied by Applicable Law in any jurisdiction and which are not expressly set out in this Agreement are excluded (and to the extent that any of those terms and conditions cannot be excluded then Braiin irrevocably waives all rights and remedies that it may have, and releases the Shareholders and VIS Networks from any Loss, under those terms and conditions).

8.14	No double recovery

Either Party will not be entitled to recover damages or obtain payment, reimbursement or restitution more than once for the same Claim or breach of this Agreement.

8.15	Independent limitations

Each qualification and limitation in this clause 8 is to be construed independently of the others and is not limited by any other qualification or limitation.

8.16	Approvals

If any indemnification to be made by the Shareholders and, or VIS Networks require any Authorisation from a Governmental Authority prior to such indemnification being made, the Shareholders and, or VIS Networks (as applicable) shall undertake commercially reasonable steps to procure such Authorisation from the Governmental Authority prior to making such indemnification.

8.17	Purchaser benefits

In assessing any Loss recoverable by Braiin as a result of any Claim, there must be taken into account any benefit accruing to Braiin or the Company Group (including any amount of any relief, allowance, exemption, exclusion, set-off, deduction, loss, rebate, refund, right to repayment or credit granted or available in respect of a Tax or Duty under any law obtained or obtainable by Braiin or the Company Group and any amount by which any Tax or Duty for which Braiin or the Company Group are or may be liable to be assessed or accountable is reduced or extinguished), arising directly or indirectly from the matter that gives rise to that Claim.

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8.18	Remedies

(a) It is the Parties’ intention that Braiin’s sole remedy against the Shareholders and VIS Networks in respect of any Claim will be as set out in this Agreement.

(b) Braiin must not, and must procure that each Purchaser’s Group Member does not, make a Claim which Braiin would not be entitled to make under this Agreement or which is otherwise inconsistent with Braiin’s entitlement to make a Claim under this Agreement and Braiin acknowledges that to do so would be to seek to circumvent the parties’ intention expressed in clause 8.18(a).

(c) To the extent that Braiin’s right to make a Claim under or in connection with this Agreement is limited or excluded by this clause 8.18, the Claim and the liability of the Shareholders and VIS Networks is, to the extent permitted by Applicable Law, absolutely barred, and Braiin and Purchaser’s Group must not make such a Claim against the Shareholders and VIS Networks.

8.19	Fraud

None of the limitations in this clause 8 will apply in relation to the Shareholders and, or Braiin in respect of any fraud by the Shareholders and, or Braiin.

9.	WARRANTIES BY BRAIIN

9.1	Purchaser Warranties

Braiin represents and warrants that each of the Purchaser Warranties are true and accurate on the Execution Date and on the First Settlement Date, Second Settlement Date and Third Settlement Date.

9.2	Independent Warranties

Each of the Purchaser Warranties is to be construed independently of the others and is not limited by reference to any other Purchaser Warranty.

9.3	Reliance

Braiin acknowledges that the Shareholders and VIS Networks have entered into this Agreement, and will complete this Agreement, in reliance on the Purchaser Warranties.

10.	CONDUCT AFTER SETTLEMENT

10.1	Records

(a) Braiin must ensure that all Records in respect of the period ending on the Third Settlement Date are preserved and accessible until the later of:

(i) seven years from the Third Settlement Date; and

(ii) any date required by Applicable Laws.

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(b) The Shareholders may retain after the Third Settlement, copies of any Records and to the extent not retained, Braiin must at all reasonable times, upon the Shareholders giving reasonable notice, grant to the Shareholders or any of their Representatives access to the Records during normal business hours and the right to take copies of the Records (at the Shareholder’s cost):

(i) that are, or are reasonably likely to be, relevant to any investigation by a Governmental Authority or any litigation that is actual, pending or threatened as of the Third Settlement Date or relates to the period prior to the Third Settlement Date;

(ii) for the purpose of dealing with the accounting, Tax, financial or insurance affairs of the Shareholders or any Affiliate of the Shareholders;

(iii) necessary for the Shareholders or any Affiliate of the Shareholders to comply with any Applicable Law (including any applicable Tax Law) and for the purpose of assisting the Shareholders to prepare Tax or other returns, accounts or other financial statements required of the Shareholders or any Affiliate of the Shareholders by Applicable Law or any other regulatory requirements of any Governmental Authority; or

(iv) reasonably required for the purpose of the Shareholders complying with their obligations or exercising their rights under this Agreement.

10.2	Restriction on Transfer

(a) Inter-se Transfers among Promoter Shareholders: Each Promoter Shareholder shall be entitled to Transfer their securities to one or more other Promoter Shareholders, provided that the Promoter Shareholder transferring the securities gives prior written notice to Braiin of such proposed Transfer. Any such inter-se Transfer shall not affect, prejudice or alter the obligation of the Parties to consummate the Second Settlement and the Third Settlement strictly in accordance with the terms and commercial understanding set out in this Agreement.

10.3	Promoter Shareholder Rights

(a) Composition of the Board: On and from the First Settlement and subject to Applicable Law, the Promoter Shareholders shall have the right to appoint, remove or replace up to 2 (two) Directors on the Board, till such time any of the Promoter Shareholders hold any securities in VIS Networks.

(b) Operations of the Company:

(i) Braiin and the Promoter Shareholders shall mutually discuss and agree, in good faith, on the operational model governing the day-to-day operations of VIS Networks, including reporting lines, decision-making authority, and operational oversight (the “Operational Model”).

(ii) The Operational Model shall provide for operational autonomy to the Promoter Shareholders in relation to the day-to-day management and execution of VIS Networks’ Business, subject always to Applicable Law, matters reserved for the Board, and Braiin’s rights under this Agreement.

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(iii) The Parties shall use reasonable best efforts to finalize and document the Operational Model on or before 15 March 2026. Until such time, VIS Networks shall continue to operate in the ordinary course of business consistent with past practice

(c) Information Rights: From the First Settlement Date and until the Promoter Shareholders continue to hold securities in VIS Networks, subject to Applicable Law, VIS Networks shall deliver to the Promoter Shareholders:

(i) VIS Networks’ and the Subsidiaries’ audited annual financial statements within 60 (sixty) days following the end of each financial year of each of VIS Networks and its Subsidiaries, or within such shorter time period as may be required under Applicable Law;

(ii)copies of all notices, agenda, explanatory statement and other relevant documents shared with the directors and other shareholders of VIS Networks and the Subsidiaries for convening a meeting of the board of directors, committee meetings and shareholders’ meeting, at least 2 (two) Business Days prior to convening such meetings;

(iii)copies of minutes of meetings of the board of directors, committee meetings and shareholders’ meeting, in each case of VIS Networks and Subsidiaries, within 15 (fifteen) days of the occurrence of the relevant meeting;

(iv)written notification to the Promoter Shareholders, of any actual or threatened (in writing) proceedings against VIS Networks and the Subsidiaries, within 10 (ten) days of becoming aware of such proceedings, each such proceeding involving an amount in excess of INR 10,00,000 along with copies of all show-cause notices or other material correspondence exchanged between VIS Networks/Subsidiary (as applicable) and a Governmental Authority or Third Party, in relation to such proceeding; and

(v)such financial and other information relating to the Business and the Subsidiaries’ business or any other information, as Braiin and the VIS Representative may reasonably request.

11.	CONFIDENTIALITY

11.1	Terms to remain confidential

Each Party is to keep confidential the terms of this Agreement, and any other Confidential Information obtained in the course of furthering this Agreement, or during the negotiations preceding this Agreement, and is not to disclose it to any person except:

(a) to employees, legal advisers, auditors and other consultants requiring the information for the purposes of this Agreement;

(b) with the written consent of the other Parties;

(c) if the information is, at the Execution Date, lawfully in the possession of the recipient of the information through sources other than any of the other Parties;

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(d) if required by Applicable Law or a stock exchange;

(e) if strictly and necessarily required in connection with legal proceedings relating to this Agreement;

(f) if the information is generally and publicly available other than as a result of a breach of confidence; or

(g) to a financier or prospective financier (or its advisers) of a Party.

11.2	Disclosure of Information

A Party disclosing Confidential Information must take all steps necessary to ensure that persons receiving Confidential Information from it do not disclose the information except in the circumstances permitted in clause 11.1.

11.3	Restrictions on Confidential Information

Braiin must not use any Confidential Information provided to it by or on behalf of the Company Group (i) for any purpose other than the proposed Acquisition; (ii) to the competitive disadvantage or detriment of the Company Group. VIS Networks must not use any Confidential Information provided to it by or on behalf of Braiin (i) for any purpose other than the proposed Acquisition; (ii) to the competitive disadvantage or detriment of Braiin.

11.4	Public announcements

A Party may not make any public announcement relating to this Agreement (including the fact that the Parties have executed this Agreement) unless the other Parties have consented to the announcement, including the form and content of that disclosure, which consent must not be unreasonably withheld, unless the announcement would be permitted under the exemption in clause 11.1(f).

11.5	Obligations continuing

The obligations under this clause 11 contain obligations, separate and independent from the other obligations of the Parties and remain in existence in perpetuity.

12.	NOTICES AND OTHER COMMUNICATIONS

12.1	Service of notices

A notice, demand, consent, approval or communication under this Agreement (Notice) must be:

(a) in writing, in English and signed by a person duly authorised by the sender; and

(b) hand delivered or sent by prepaid post, courier or means of an electronic communication to the recipient’s address for Notices specified in clause 12.2, as varied by any Notice given by the recipient to the sender.

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12.2	Address of Parties

The initial address of the Parties shall be as follows:

(a) to Braiin at:

Address: 283 Rokeby Road, Subiaco WA 6008

Email: [***]

For the attention of: Natraj Balasubramanian

(b) to the Company Group and the Shareholders at:

Address: # 94, 4th Cross, 2nd Block Koramangala Bangalore, 560034 Karnataka India

Email: [***]

For the attention of: Umashankar Bantwal

The email addresses in this clause 12.2 are deemed to be the Nominated Email Address for each of the Parties.

12.3	Electronic Communications

Notices may be delivered using a form of electronic communication. If a Party (the Notifying Party) gives a Notice to the other Parties stating that electronic communications is no longer an accepted form of communication for Notices addressed to the Notifying Party, all future Notices to the Notifying Party must be sent by another mode.

12.4	Effective on receipt

A Notice given in accordance with clause 12.1 takes effect when taken to be received (or at a later time specified in the Notice), and is taken to be received:

(a) if hand delivered, on delivery;

(b) if sent by prepaid post, on the second Business Day after the date of posting (or on the eighth Business Day after the date of posting if posted to or from a place outside Australia or India);

(c) if sent by courier, on the date of delivery (as stated in the consignment tracking advice obtained from the courier company);

(d) if sent by electronic communication, when the electronic communication becomes capable of being retrieved by the addressee at the addressee’s Nominated Electronic Address,

but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm (addressee’s time) on a Business Day, the Notice is taken to be received at 9.00am (addressee’s time) on the next Business Day.

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13.	DISPUTE RESOLUTION

13.1	Notice of Dispute

If a dispute arises in connection with this Agreement, a Party to the dispute must give to the other Parties a dispute notice specifying the dispute and requiring its resolution under this clause 13 (Notice of Dispute).

13.2	Failure to resolve dispute

If the dispute, the subject of the Notice of Dispute, is not resolved within 7 days of the Notice of Dispute being given to the other Parties (Notice Period), the dispute is, by reason of this clause, submitted to mediation. The mediation must be conducted by a person appointed in accordance with the rules of Singapore International Mediation Centre (SIMC). The rules of SIMC shall apply to the mediation. It shall be a condition precedent to the right of either party to commence arbitration or litigation, other than for interlocutory relief, that they have first offered to submit the dispute to mediation.

13.3	Appointment of mediator

If the Parties have not agreed upon the mediator and, or the mediator’s remuneration within 7 days after the Notice Period expires, then, to the extent that there is no agreement between the Parties:

(a) the mediator will be the person appointed by; and

(b) the remuneration of the mediator will be the amount or rate determined by, the SIMC, acting on the request of either Party.

13.4	Referral to Arbitration

If a dispute, the subject of a Notice of Dispute, is not settled by mediation within 28 days of the date of appointment of the mediator, the Parties shall refer such dispute to arbitration. Which will be administered by the Singapore International Arbitration Centre (SIAC). Each Party to such dispute shall appoint one arbitrator and the presiding arbitrator(s) shall be appointed in accordance with the rules of SIAC. The venue of such arbitration shall be Singapore and the seat shall be Bangalore, India.

13.5	Injunctive declaratory or other interlocutory relief

Nothing in this clause 13 prevents a Party from obtaining injunctive, declaratory or other interlocutory relief from any court of competent jurisdiction at any time.

14.	EXCLUSIVITY

14.1	Restrictions

During the period from the Execution Date until the earlier of (i) the First Settlement; or (ii) termination of this Agreement (the Exclusivity Period), each of VIS Networks and the Shareholders agree that:

(a) they will not participate in any negotiations or discussions with, or provide any information to, or accept or enter into any agreement, arrangement or understanding with, any third parties in respect of a transaction that may materially reduce the likelihood of success of the transactions contemplated by this Agreement and will also cease any existing discussions or negotiations regarding such transactions;

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(b) they will not engage with any other third party other than advisors, accountants or lawyers in connection with the sale of all or any VIS Shares, or any of VIS’ Business, assets or undertaking other than in the ordinary course of business or other than in a manner as may be disclosed by the Shareholders/ the Company Group to Braiin in writing; and

(c) they will not provide any third party with any information regarding the Company Group or its business, assets or undertakings in connection with (a) and, or (b) above, other than in the ordinary course of its ordinary business.

14.2	Extension

Notwithstanding anything contained herein, the Exclusivity Period may be extended automatically by one-month increments if Braiin’s NASDAQ or NYSE listing pursuant to clause 2.1(d) is delayed due to external factors, provided Braiin continues to actively pursue the listing.

15.	GENERAL

15.1	Further Acts

Each Party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that Party) required by Applicable Law or reasonably requested by the other Parties to give effect to this Agreement.

15.2	Costs

(a) Duty

All Duty assessed on or in respect of this Agreement shall be paid by Braiin.

(b) Legal costs

Each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

15.3	Amendment

This Agreement may only be amended in writing, signed by each of the Parties.

15.4	Assignment

Save and accept as provided in this Agreement, no Party may assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

15.5	Severability

If any term or provision of this Agreement is invalid, illegal or unenforceable such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement.

15.6	Consents

Unless this Agreement expressly provides otherwise, a consent under this Agreement may be given or withheld in the absolute discretion of the Party entitled to give the consent and to be effective must be given in writing.

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15.7	Waivers

Without limiting any other provision of this Agreement, the Parties agree that:

(a) failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by Applicable Law or under this Agreement by a Party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by Applicable Law or under this Agreement;

(b) a waiver given by a Party under this Agreement is only effective and binding on that Party if it is given or confirmed in writing by that Party; and

(c) no waiver of a breach of a term of this Agreement operates as a waiver of another breach of that term or of a breach of any other term of this Agreement.

15.8	No merger

The rights and obligations of the Parties under this Agreement do not merge on any of the First Settlement Date, Second Settlement Date or Third Settlement Date, as contemplated by this Agreement.

15.9	Indemnities

(a) Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the Parties, and survives termination and, or completion of this Agreement.

(b) It is not necessary for a Party to incur expense or to make any payment before enforcing a right of indemnity conferred by this Agreement.

15.10	Entire Agreement

This Agreement, and any other agreement executed on or around the Execution Date, in connection with the Transaction, constitute the entire understanding of the Parties with respect to the subject matter and replaces all other agreements (whether written or oral) including the binding heads of agreement executed between the Parties in May 10, 2024 and the amendments thereto dated September 21, 2024, June 27, 2025, and September 5, 2025.

15.11 Shareholders and VIS Representative: Notwithstanding anything to the contrary contained in this Agreement, the Shareholders and VIS Networks hereby authorise and appointMr. Umashankar Bantwal (“VIS Representative”) to represent the Shareholders and the Company Group and to do all administrative acts, deeds and things necessary for the purposes of this Agreement, acting in the best interest of the Shareholders. The Shareholders and VIS Networks hereby agree to confirm and ratify all acts, deeds and things done by the VIS Representative for the purposes of this Agreement. The Shareholders and VIS Networks affirm that all acts, deeds and things done by the VIS Representative shall be construed as acts, deeds and things done by Shareholders and the Company Group personally.

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15.12	No Representation or Reliance

(a) Each Party acknowledges that no Party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this Agreement, except for representations or inducements expressly set out in this Agreement.

(b) Each Party acknowledges and confirms that it does not enter into this Agreement in reliance on any representation or other inducement by or on behalf of any other Party, except for any representation or inducement expressly set out in this Agreement.

15.13	Counterparts

(a) This Agreement may be executed in any number of counterparts. All counterparts will be taken to constitute one instrument.

(b) Any signature duly affixed to this Agreement and delivered by electronic mail in “portable document format” (.pdf) shall be deemed to have the same legal effect as the actual signature of the person signing this Agreement, and any Party receiving delivery of a “.pdf” copy of the signed Agreement may rely on such as having actually been signed.

(c) A printout of the executed Agreement once all parties signing electronically have done so, will be an executed original counterpart of this Agreement, irrespective of which Party prints it.

15.14	No Partnership or Agency

Nothing in this Agreement shall be deemed to constitute a partnership between the Parties, nor, except as may be expressly set out in it, constitute any Party as the agent of another Party for any purpose.

16.	GOVERNING LAW AND JURISDICTION

16.1	Jurisdiction

(a) Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of India, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating to this Agreement.

(b) Each Party also irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where the venue falls within clause 16.1(a).

16.2	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of India.

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S C H E D U LE 1 – V I S W AR R A NT I E S

1.	OWNERSHIP AND STRUCTURE

1.1	Ownership of the Shares

(a) The VIS Shares comprise 100% of the issued share capital of VIS Networks.

(b) The Shareholders are the registered holders of 100% of the VIS Shares, which are free of any Encumbrance.

(c) The Shareholders are authorised to sell, assign and transfer the full legal and beneficial ownership of the VIS Shares to Braiin on the terms set out in this Agreement (without restriction).

(d) The VIS Shares are fully paid up and have been duly issued and allotted.

1.2	Issues of Shares

No person is entitled or has claimed to be entitled, to require any Company Group Member to issue any share capital either now or at any future date (whether contingently or not). There are no agreements in force under which any person is or may be entitled to, or has the right to call for the issue of, any shares in any Company Group Member or securities convertible into or exchangeable for shares in any Company Group Member. No Company Group Member has given, granted or agreed to grant any option or right (whether contingent or not) in respect of its unissued shares.

1.3	No Encumbrances or other arrangements

No Company Group Member:

(a) is the holder or beneficial owner of any shares or other capital in any body corporate (wherever incorporated);

(b) is a member of any partnership or other unincorporated association (other than an authorised trade association); or

(c) has any permanent establishment outside the country in which it is incorporated.

2.	POWER AND AUTHORITY

2.1	Power and Capacity

The Shareholders and VIS Networks have the full power and authority to enter into and perform their obligations under this Agreement.

2.2	Authorisations

(a) The Shareholders and VIS Networks have taken all necessary action to authorise the execution, delivery and performance of this Agreement in accordance with its terms.

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(b) The Shareholders and VIS Networks have obtained all necessary Authorizations required to lawfully complete the Transaction.

2.3	No Event of Insolvency

No Event of Insolvency has occurred in relation to VIS Networks, nor, so far as the Shareholders and VIS Networks are aware, is there any act which has occurred or any omission made which may result in an Event of Insolvency occurring in relation to VIS Networks.

2.4	No Legal Impediment

The entry into and performance of this Agreement and all documents executed pursuant to this Agreement by the Shareholders and VIS Networks does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which the Shareholders and VIS Networks are bound.

2.5	No Trust

The Shareholders and VIS Networks enter into and perform this Agreement on their own account and not as trustee for or nominee of any other person.

3.	EFFECT OF AGREEMENT

The entry into and performance of this Agreement and all documentation executed pursuant to this Agreement:

(a) will not relieve any person of any contractual or other obligation to any Company Group Member or entitle any person to re-negotiate the terms or conditions of any such obligation;

(b) does not and will not conflict with, violate or result in a breach by any Company Group Member or the occurrence of an event of default under any agreement or any Applicable Law, undertaking to or judgment or court order;

(c) will not result in any indebtedness, present or future, of any Company Group Member becoming due or capable or being declared due and payable before the stated maturity date;

(d) will not give rise to any contractual or other obligation of any Company Group Member to any person or entitle any person to require the performance of or compliance with any existing contractual or other obligation of any Company Group Member; and

(e) will not, itself, entitle any person with whom any Company Group Member has a contract or arrangement of any kind to terminate that contract or arrangement or to impose less favourable terms on any Company Group Member.

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4.	GENERAL CORPORATE

4.1	Incorporation and Corporate Power

Each Company Group Member:

(a) is duly registered, has full corporate power to own its assets and to carry on its Business as now conducted;

(b) has done everything necessary to do business lawfully in all jurisdictions in which its Business is carried on; and

(c) has conducted the Business in compliance with the Charter Documents of that Company Group Member.

4.2	Constitution

The constitution of each Company Group Member delivered to Braiin is the latest constitution of the relevant Company Group Member and is accurate and complete in all respects.

4.3	Statutory Books and Returns

(a) The register of shareholders, statutory books and other registers of the Company Group are up to date and have been properly kept in accordance with Applicable Laws. No notice or allegation that any of them is incorrect or should be rectified has been received, and to the extent required under Applicable Laws, all transfers recorded in the register have been properly stamped.

(b) All returns, resolutions and other documents which the Company Group is required by Applicable Laws to file with or deliver to the requisite Governmental Authority, have been completed and duly filed or delivered.

(c) No Company Group Member has received notice of any application or intended application for altering its register of shareholders or any other register which it is required by Applicable Law to maintain.

4.4	Officers Duly Appointed

All of the directors and secretaries of the Company Group have been duly appointed in accordance with Applicable Laws.

5.	THE ACCOUNTS

5.1	Preparation and Accuracy of Accounts

The Accounts:

(a) disclose a true and fair view of the state of the affairs, financial position and assets and liabilities of the Company Group as at the Accounts Date, and are complete and accurate in all material respects;

(b) include all such reserves and provisions for Tax as are adequate to cover all Tax liabilities (whether or not assessed and whether actual, contingent, deferred or otherwise) of the Company Group up to the Accounts Date;

(c) contain adequate provisions in respect of all other liabilities (whether actual, contingent, deferred or otherwise) of the Company Group as at the Accounts Date and proper disclosure (in note form) of any contingent or other liabilities not included or provided therein; and

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(d) were prepared:

(i) in accordance with the Applicable Laws and the applicable Accounting Standards applied on a consistent basis and without making any revaluation of assets;

(ii) in the manner described in the notes to them and the accompanying auditor’s opinion; and

(iii) on a consistent basis with the audited accounts for the previous financial year.

5.2	Period Since Accounts Date

Since the Accounts Date, the Business has been conducted in all material respects in the ordinary and usual course of business other than for the Transaction and:

(a) there has not been any material change in the nature, amount, valuation or basis of valuation of the assets or in the nature or amount of any liabilities of the Company Group;

(b) so far as the Shareholders and VIS Networks are aware, there has not arisen since the Accounts Date any item, transaction or event of a material or unusual nature likely to have a Material Adverse Effect on the operations or results or state of affairs of the Company Group;

(c) no amount has been acquired or disposed of, no liability has been incurred except in either case in the ordinary course of business, and no contingent liability has been incurred by any Company Group Member;

(d) none of the debts shown in the Accounts have been released or settled for an amount less than that reflected for such debts in the Accounts (except in the ordinary course of the business);

(e) all dividends declared by the Company Group have been properly and validly declared and no dividends have been declared by the Company since the Accounts Date;

(f) no Event of Insolvency has occurred in respect of any Company Group Member nor, as far as the Shareholders and VIS Networks are aware, has any act occurred or any omission been made which may result in an Event of Insolvency occurring in respect of any Company Group Member;

(g) no Prescribed Occurrence has occurred in respect of any Company Group Member nor has any act occurred or any omission been made which may result in a Prescribed Occurrence occurring in respect of any Company Group Member; and

(h) there has not been a material change in the remuneration or benefits paid to or given or expected by the Officers of any Company Group Member.

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6.	RECORDS AND SYSTEMS

All books of accounts and other records of any kind of the Company Group:

(a) have been fully, properly and accurately kept on a consistent basis and completed in accordance with:

(i) Accounting Standards; and

(ii) (excluding accounts, books, ledgers and other financial records) all Applicable Laws;

(b) have not had any material records or information removed from them;

(c) do not contain or reflect any material inaccuracies or discrepancies;

(d) give and reflect a true and fair view of the trading transactions, or the financial and contractual position of the Company Group and of their assets and liabilities; and

(e) are in the possession of the Company Group.

7.	CONTRACTS AND COMMITMENTS

7.1	Contracts Binding

Every contract, instrument or other commitment to which any Company Group Member is a party, is valid and binding according to its terms and, without prejudice to any other warranty, so far as the Shareholders and VIS Networks are aware, no party to any such commitment is in material default under the terms of that commitment.

7.2	Material Contracts

Any contract, transaction, arrangement or liability to which a Company Group Member is a party that involves, or is likely to involve, obligations or liabilities that, by reason of their nature or magnitude ought reasonably be made known to an intending buyer of the VIS Shares is disclosed in the Data Room.

7.3	Notices

No Company Group Member has received any written notice that may materially affect the rights of that Company Group Member or the exercise of any rights by that Company Group Member under an agreement that is material to the conduct of the Business.

7.4	No contracts outside ordinary course of business

No Company Group Member is party to any contract or commitment entered into, which is in existence, and:

(a) is outside the ordinary course of business;

(b) even if entered into in the ordinary course of business, involves or is likely to involve obligations or liabilities, which by reason of their magnitude or nature, ought reasonably to be made known to an intending purchaser of the VIS Shares; or

(c) is not at arm’s length.

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7.5	No sums owing

At the First Settlement Date, no sums are owed to the Shareholders and VIS Networks or to any company or person related to the Shareholders and VIS Networks by any Company Group Member.

7.6	No contract by unilateral act

So far as the Shareholders and VIS Networks are aware, no offer, tender, quotation or the like has been given or made by any Company Group Member that is capable of giving rise to a contract merely by any unilateral act of a Third Party, other than in the ordinary course of business.

7.7	Capital expenditure

There are no material outstanding commitments of any Company Group Member for capital expenditure other than replacements and normal purchases of plant and equipment in the ordinary course of business.

7.8	No foreign exchange exposure

There are no foreign exchange contracts binding any Company Group Member and there are no foreign exchange exposures of any Company Group Member.

7.9	No finder’s fee

No-one is entitled to receive from any Company Group Member any finder’s fee, brokerage or other commission or benefit in connection with the Transaction contemplated by this Agreement.

7.10	No profit sharing

No Company Group Member is party to any agreement, arrangement or understanding where it is or will be bound to share profits.

7.11	Standard Terms and Conditions

A copy of any standard terms and conditions used by each Company Group Member has been provided to Braiin and, other than as disclosed in the Due Diligence Materials, no Company Group Member has entered into an agreement or arrangement with a customer or supplier different from these.

7.12	Conditions and Warranties in respect of goods and services

Except for a condition or warranty implied by Applicable Law or contained in its standard terms of business, no Company Group Member has given a condition or warranty, or made a representation, in respect of goods and services supplied or agreed to be supplied by it, or accepted an obligation that could give rise to a liability after the goods or services have been supplied by it that will or, to the knowledge of the Shareholders or VIS Networks, would reasonably be likely to have a Material Adverse Effect on the Company Group Member.

7.13	No other payments

No Company Group Member is subject to any agreement, arrangement or understanding that involves directly or indirectly any offer or payment to any government official or any other Third Party to influence him or to assist in the obtaining or retaining of Business, nor involves any offer or payment to any other person while knowing or having reason to know that all or a portion of the matter offered or any such payment would be made available or paid to any government official or Third Party for the same purpose.

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7.14	Securities enforceable

All security (including any guarantee or indemnity) granted in favour of any Company Group Member is valid and enforceable by that member against the grantor in accordance with the terms of that security.

7.15	No Power of Attorney

There are no powers of attorney given by any Company Group Member in favour of any person which may come into force in relation to the Business or any Company Group Member.

8.	RELATED PARTY CONTRACTS

(a) No Company Group Member is a party to any contract or arrangement in which the Shareholders and VIS Networks are interested, directly or indirectly, nor has there been any such contract or arrangement at any time during the three years up to the Execution Date.

(b) No Company Group Member is a party to, or has had its profits or financial position during the three financial years ended on the Accounts Date been affected by, any contract or arrangement which is not on an entirely arm’s length nature.

(c) The Shareholders and VIS Networks are not a party to any outstanding agreement or arrangement for the provision of finance, goods, services or other facilities to or by a Company Group Member or in any way relating to a Company Group Member or its affairs.

9.	FINANCING ARRANGEMENTS

9.1	Financial Debt

At the First Settlement Date, the Company will not have any Financial Debt, or owe any borrowing or other indebtedness of any description.

10.	ASSETS

10.1	Material Assets

All assets of VIS Networks are listed in Schedule 5 and are:

(a) fully paid for;

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(b) either the absolute property of VIS Networks free and clear of all Encumbrances (other than a Permitted Encumbrance) or used by VIS Networks under a contract under which it is entitled to use the assets on the terms and conditions of such a contract;

(c) not the subject of any lease or hire purchase agreement or agreement for purchase on deferred terms, other than in the ordinary course of business; and

(d) in the possession of VIS Networks, its agent or nominee,

except as identified in Schedule 5 or otherwise as provided for or taken into account in the preparation of the Accounts.

10.2	Stock

(a) All stock owned by VIS Networks (Stock) is of good and merchantable quality, fit for the purpose for which it is used.

(b) The level of Stock is, in the reasonable opinion of the Shareholders and VIS Networks, reasonable having regard to current and expected demand.

(c) The Stock is, in the reasonable opinion of the Shareholders and VIS Networks, saleable in the usual course of the Business in accordance with its current price list.

(d) So far as the Shareholders and VIS Networks are aware:

(i) VIS Networks has not supplied, or agreed to supply, goods that have been, or will be, defective, or that fail, or will fail, to comply with their terms of sale;

(ii) No goods in a state ready for supply by VIS Networks are, or will be, defective or will fail to comply with terms of sale similar to terms of sale on which similar goods have previously been sold by VIS Networks; and

(iii) the amount of Stock in relation to the usual requirements of the Business at the time of First Settlement will be reasonable having regard to current and anticipated demand.

(e) VIS Networks has not acquired or agreed to acquire any material part of the Stock on terms that the property in the Stock does not pass until full payment is made, except in the ordinary course of the business.

10.3	Equipment

All vehicles and equipment owned by or used by VIS India:

(a) are in satisfactory repair and condition having regard to their age and fair wear and tear;

(b) are in satisfactory working order and have been regularly and properly maintained;

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(c) so far as the Shareholders and VIS Networks are aware, are capable of performing the functions for which they are used;

(d) are recorded in the books of VIS Networks;

(e) so far as the Shareholders and VIS Networks are aware, comply with all Applicable Laws, conform with all standards and have not been repaired, altered, modified, operated or maintained in a way that would void or otherwise affect any warranty provided by the suppliers of those assets; and

(f) so far as the Shareholders and VIS Networks are aware, are not dangerous, inefficient, out of date, unsuitable or in need of renewal or replacement or surplus to VIS Networks’ requirements.

11.	PREMISES

No Company Group Member owns, leases or occupies any interest in land.

12.	INTELLECTUAL PROPERTY

12.1	Confidential Information

So far as the Shareholders and VIS Networks are aware, there has not been any misuse or unauthorised disclosure of any Confidential Information that has or had material impact on its Business.

12.2	No use by other persons

The Shareholders and VIS Networks are not aware of any use by any other person of any business name or trade mark that infringes any Intellectual Property Rights in any business name or trade mark owned or used by any Company Group Member.

12.3	No infringement of other right

So far as the Shareholders and VIS Networks are aware, none of the Intellectual Property Rights or other processes employed or used by the Company Group for the Business, constitute or has constituted an infringement of any intellectual property rights of any other person.

13.	INFORMATION TECHNOLOGY

13.1	Systems

The information technology and telecommunications systems, hardware and software owned or used by a Company Group Member in the conduct of the Business as at the Execution Date (Systems) comprise all the information technology and telecommunications systems, hardware and software necessary for the conduct of the Business as conducted at the First Settlement.

13.2	Ownership of Systems

All Systems are owned, licensed or otherwise lawfully used and operated by, and are under the control of a Company Group Member.

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13.3	Software

Each Company Group Member either owns or is validly licensed to use the software comprised in the Systems.

13.4	No Systems Failures

So far as the Shareholders and VIS Networks are aware, in the 12 months before the Execution Date, there have been no bugs in, outages, failures, breakdowns or substandard performance of, any systems that have had any Material Adverse Effect on the Business.

13.5	Support

The Company Group has valid and subsisting support agreements with the suppliers of third-party Systems, which are material to the Business and are executed in the ordinary course, under which preventive and corrective maintenance services, software upgrades and helpdesk services for the Systems are provided to the Company Group.

13.6	Disaster Recovery

The Company Group has in place disaster recovery plans appropriate to the nature, scale and complexity of the Business for the Systems which are designed to minimise the impact of any material interruption to the Business and which comply with generally accepted information technology industry practice.

13.7	Security

The Company Group applies reasonable security measures that are appropriate to the nature, scale and complexity of the Business to prevent unauthorised access or damage to the Systems or destruction or corruption of data stored or processed by the System

14.	ABSENCE OF LITIGATION

14.1	No current litigation

No Company Group Member and no person for whom they may be vicariously liable, is engaged in any capacity in any prosecution, litigation, arbitration proceedings or administrative or governmental challenge or investigation (Litigation).

14.2	No pending Litigation

There is no Litigation pending, and so far as the Shareholders and VIS Networks are aware, threatened or anticipated against any Company Group Member or any person for which any Company Group Member may be vicariously liable.

14.3	No facts giving rise to Litigation

So far as the Shareholders and VIS Networks are aware, no fact or circumstance exists which may give rise to any Litigation which could materially affect the ability of any Company Group Member continuing to operate the Business.

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14.4	No outstanding judgments

There are no unsatisfied or outstanding judgments, orders, decrees, stipulations, or notices affecting any Company Group Member or any person for which any of them may be vicariously liable.

15.	INSURANCE

15.1	Disclosure of Company Insurance

Schedule 7 accurately details all contracts of insurance and indemnity in force in respect of the property and assets of the VIS Networks (Company Insurances).

15.2	Insurance contracts still valid

The Company Insurances are in force and there is no fact or circumstance known to the Shareholders and VIS Networks which would lead to any of them being prejudiced or which would permit an insurer to refuse or reduce a claim or materially increase the premiums payable under the policies. So far as the Shareholders and VIS Networks are aware, none of the Company Insurances will be terminated or cease to have effect as a result of the transactions contemplated by this Agreement.

15.3	Premiums paid

All premiums in respect of the Company Insurances will have been paid before the First Settlement Date.

15.4	No claims remain unpaid

There are no material Claims made but unpaid under the Company Insurances or any insurance policies previously held, and no material threatened or pending Claims, and there are no events or circumstances which may give rise to any such Claim.

15.5	No failure to claim

VIS Networks has not failed to give any notice or to present any Claim of which the Shareholders and VIS Networks are aware with respect to the Business under any existing insurance policy.

15.6	No outstanding requirements or recommendations

VIS Networks has not been notified by any insurer that it is required or that it is advisable for it to carry out any maintenance, repairs or other work in relation to any assets of the Business.

15.7	Insurance only relevant to Business

The insurances effected by VIS Networks do not cover or otherwise relate to any assets or premises other than those owned and used by VIS Networks or any risks or liabilities other than those which may be incurred by VIS Networks.

16.	TAXATION

16.1	Taxation Liabilities

(a) All Tax and Duty arising under any Tax Law for which any Company Group Member is liable or for which any Company Group Member is liable to account has been duly paid or accrued (in so far as such Tax or Duty ought to have been paid or accrued).

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(b) No Company Group Member is, or will in the future become, subject to any Tax or Duty on or in respect of or by reference to its profits, gains, income, sales, disposals of or transactions in relation to assets, inventory, or other property for any period up to and including settlement in excess of the provision for Tax and Duty included in the Accounts.

(c) No Company Group Member has done anything which has or would give rise to a liability to Tax under the Tax Laws, whether or not that liability has been discharged.

16.2	Withholding Tax

Any obligation on a Company Group Member under any Tax Law to withhold amounts at source has been complied with.

16.3	Tax Returns

(a) Each Company Group Member has submitted any necessary information, notices, computations and returns to the relevant Governmental Authority in respect of any Tax or any Duty relating to the Company Group Member.

(b) No tax return, election or notice lodged or filed by any Company Group Member contains either of the following:

(i) a false or misleading statement or omits to refer to a matter which is required to be included or without which the statement is false or misleading; or

(ii) a material error or a material omission relating to the assessment of Tax of the Company Group Member; and

(c) The Company Group has maintained sufficient records to support all returns lodged or filed relating to Tax and Duty and to comply with any Tax Law.

16.4	No Tax Audit

17. No Company Group Member has within the past 12 months suffered any investigation, audit or visit by any Governmental Authority, and, so far as the Shareholders and VIS Networks are aware, there is no such investigation audit or visit planned for the next 12 months.

17.1	Penalties and Interest

No Company Group Member has since incorporation paid or become liable to pay, nor are there any circumstances known to the Shareholders and VIS Networks by reason of which the Company Group Member is likely to become liable to pay any fine, penalty, surcharge or interest whether charged by virtue of the provisions of any Tax Law.

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17.2	Records

Each Company Group Member has maintained proper and adequate records to enable it to comply in material respects with its obligations to:

(a) prepare and submit any information, notices, computations, payments and returns required in respect of any Tax Law;

(b) prepare any accounts necessary for compliance with any Tax Law; and

(c) retain necessary records as required by any Tax Law, and such records are accurate in all material respect.

17.3	No Dispute

No Company Group Member has made a false or misleading statement to a taxation officer within the meaning of any Tax Law in relation to any income or financial year and there is no unresolved dispute with any Revenue Authority involving the Company Group.

17.4	Residency status

Each Company Group Member is and has throughout the period since incorporation is a resident of the jurisdiction in which it is incorporated for tax purposes.

17.5	Tax Avoidance

No Company Group Member has been a party to, or has participated in transactions or arrangements that could give rise to the exercise by the relevant authority of its powers under the Tax Law in relation to Losses and outgoings incurred under tax avoidance schemes or in relation to international agreements or schemes to reduce income tax, or any other discretionary powers of the relevant Revenue Authority under the Tax Law by virtue of which transactions or arrangements entered into by any entity with the Company Group may be reopened, revised or given an interpretation different from that adopted by the relevant entity with the Company Group.

17.6	GST

(a) Any GST required to be paid by a Company Group Member has been imposed, obtained and remitted to the correct Revenue Authority in accordance with its commitments under the GST legislation. Each Company Group Member has complied with all of its obligations under the GST legislation and other legislation associated with the introduction of the GST.

(b) If under or by virtue of any agreement to which a Company Group Member is a party, any GST is liable to be paid in connection with any Taxable Supply made by the Company Group Member under that agreement, the Company Group Member will be entitled to recover from the party required to pay for the Taxable Supply an amount so that after meeting any liability to pay GST the Company Group Member retains the same amount as if GST was not payable in connection with the Taxable Supply.

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17.7	Stamp Duty and other Tax

All stamp duty and other Tax and Duty payable in respect of every agreement, document or transaction to which a Company Group Member is or has been a party or by which a Company Group Member derives or has derived, a substantial benefit, has been duly paid.

18.	EMPLOYMENT

18.1	Employee Entitlements

Other than arising in accordance with Applicable Laws and in the ordinary course of business before the Settlement Date, and so far as the Shareholders and VIS Networks are aware, the Company Group is not under, nor will it assume before the Settlement Date, any liability for any pension, lump sum retiring allowance or redundancy payment or any material liability with respect to holiday, long service or sick leave entitlement.

18.2	Contractors

So far as the Shareholders and VIS Networks are aware, each of the material contracts entered into by each Company Group Member with any third party contractors are enforceable against the Parties to it and so far as the Shareholders and VIS Networks are aware, there is no party in breach of, or in default under, any such contract.

18.3	No collective agreements

So far as the Shareholders and VIS Networks are aware, and except as disclosed, no Company Group Member is a party to any collective agreement or enterprise bargaining agreement or other agreement or arrangement nor is any Company Group Member involved in or likely to be involved in any industrial dispute with any trade union or other authorisation of employees, which will or would reasonably be likely to, have a Material Adverse Effect on the Company Group Member.

18.4	No changes to directors’ benefits

Since the Accounts Date and as the Shareholders and VIS Networks are aware, the Company Group has not paid any remuneration or fees to its directors other than normal remuneration to executive directors.

18.5	Compliance with awards and agreements

So far as the Shareholders and VIS Networks are aware, in respect of former employees, the Company Group has complied with applicable industrial awards and agreements and all statutory requirements.

18.6	Compliance with Applicable Laws

So far as the Shareholders and VIS Networks are aware, the Company Group has complied in all material respects with all Applicable Laws directed at:

(a) avoiding all forms of discrimination with respect to employees;

(b) providing long service leave benefits to employees;

(c) providing training and career assistance to employees; and

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(d) providing for affirmative action programmes, and there are no outstanding claims against or payments due from any Company Group Member under such Applicable Laws.

18.7	No Offer of Employment

Other than in the ordinary course of business and so far as the Shareholders and VIS Networks are aware, no Company Group Member has made any offer of work or any appointment of an individual (or any company controlled by an individual as a senior executive, or as an independent contractor) for a term of 12 months or more or for payment of AUD$50,000 or more per annum, that remains capable of acceptance and that cannot be terminated without penalty on less than 3 months’ notice.

18.8	Payments made

So far as the Shareholders and VIS Networks are aware, the Company Group has paid all material amounts due to its employees and all material amounts due to any third party in respect of its employees in the ordinary course of business.

18.9	Termination

The employment of each employee can be lawfully terminated on no more than one (1) months’ notice or such notice as per Applicable Law without payment of any damages.

19.	MATERIAL DISCLOSURE

19.1	All material information

Any historical information actually known to the Shareholders and VIS Networks as at the Execution Date concerning the Company Group which, to the knowledge of the Shareholders and VIS Networks, might reasonably be regarded as material to a purchaser for value of the VIS Shares has been disclosed in the Due Diligence Materials.

19.2	True, complete and accurate

All historical information in the Due Diligence Materials concerning each Company Group Member or the VIS Shares is true and accurate in all material respects, and is not misleading or deceptive in any material respect.

19.3	No adverse circumstances

There are no circumstances known to the Shareholders and VIS Networks which might reasonably be expected to have a Material Adverse Effect on the Company Group.

19.4	No competing interests

The Shareholders and VIS Networks do not have any interest in any company or business which has a close trading relationship with, or which is in competition with, the Business.

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Signed and delivered by [SHAREHOLDER]
/s/ [***]

Date:	[***]

For and on behalf of BRAIIN LIMITED

/s/ Natraj Balasubramanian

Authorized Signatory

Name:	Natraj Balasubramanian

Designation:	Director
Date:	11 February 2026

Signature page to the Share Sale Agreement executed between Braiin Limited and the Shareholders

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